                                                                    Exhibit 10.1


================================================================================

                            STOCK PURCHASE AGREEMENT

                            Dated as of July 30, 2003

                                      among

                               Chico's FAS, Inc.,

                             The White House, Inc.,

                     Each of the Individual Stockholders of
             The White House, Inc. listed on Schedule I Hereto, and

                    the Sellers' Representative named herein

================================================================================

                                TABLE OF CONTENTS

                                                                               Page
                                                                               ----
ARTICLE 1.  PURCHASE AND SALE OF SECURITIES ................................     2
      1.1   Agreement to Purchase and Sell .................................     2
      1.2   Purchase Price .................................................     2
      1.3   Option Cash Out Payment ........................................     3
      1.4   IPO Expense Reimbursement ......................................     4
      1.5   Company's Additional Expenses ..................................     4
      1.6   Distribution of Escrow Fund ....................................     4
      1.7   Further Assurances .............................................     4

ARTICLE 2.  CLOSING ........................................................     5
      2.1   Closing ........................................................     5
      2.2   Sellers' and the Company's Closing Deliveries ..................     5
      2.3   Purchaser's Closing Deliveries .................................     7

ARTICLE 3.  REPRESENTATIONS AND WARRANTIES OF THE COMPANY ..................     8
      3.1   Corporate Organization; Authority; No Violation ................     8
      3.2   Capitalization .................................................     9
      3.3   Financial Statements ...........................................    10
      3.4   Directors, Officers, Employees, Employee Benefit Plans;
            ERISA ..........................................................    11
      3.5   Intellectual Property ..........................................    15
      3.6   Assets .........................................................    17
      3.7   Litigation .....................................................    18
      3.8   Title to Properties ............................................    19
      3.9   Vendors ........................................................    20
      3.10  Consents and Approvals .........................................    20
      3.11  Contracts ......................................................    21
      3.12  Absence of Undisclosed Liabilities .............................    22
      3.13  Compliance with Laws; Permits ..................................    23
      3.14  Environmental Matters ..........................................    23
      3.15  Tax Matters ....................................................    24
      3.16  No Material Adverse Change .....................................    27
      3.17  Affiliated Transactions ........................................    27
      3.18  Other Similar Business .........................................    28
      3.19  Insurance ......................................................    28
      3.20  Brokers and Finders ............................................    28
      3.21  Books and Records ..............................................    28
      3.22  Inventory ......................................................    28
      3.23  Full Disclosure ................................................    29

ARTICLE 4.  REPRESENTATIONS AND WARRANTIES OF THE SELLERS ..................    29
      4.1   Ownership of Stock; Title ......................................    29
      4.2   Authority ......................................................    29
      4.3   No Violation; Consents and Approvals ...........................    30
      4.4   Outstanding Obligations ........................................    31
      4.5   Investment Representation ......................................    31

ARTICLE 5.  REPRESENTATIONS AND WARRANTIES OF THE PURCHASER ................    31
      5.1   Organization; Authority ........................................    31
      5.2   No Violation ...................................................    32
      5.3   Capitalization .................................................    32
      5.4   Financial Statements ...........................................    32
      5.5   SEC Filings ....................................................    33
      5.6   Consents and Approvals .........................................    33
      5.7   Investment Representation ......................................    33
      5.8   Brokers and Finders ............................................    33
      5.9   Purchase Price .................................................    33
      5.10  Issuance of Purchaser's Stock ..................................    33
      5.11  Full Disclosure ................................................    34

ARTICLE 6.  COVENANTS ......................................................    34
      6.1   Conduct of Business ............................................    34
      6.2   Access .........................................................    38
      6.3   Solicitation ...................................................    38
      6.4   Non-Competition; Solicitation of Employees .....................    38
      6.5   Publicity ......................................................    41
      6.6   Required Consents; Further Assurances ..........................    42
      6.7   Notice of Breach; Supplement to Company Disclosure Schedule ....    43
      6.8   Employee Benefits ..............................................    43
      6.9   Certain Tax Matters ............................................    44
      6.10  Hart-Scott-Rodino ..............................................    45
      6.11  Legend on Purchaser's Stock ....................................    45
      6.12  Piggyback Rights ...............................................    45
      6.13  NYSE Listing ...................................................    46
      6.14  Director and Officer Liability .................................    46
      6.15  Wells Fargo Line of Credit .....................................    46
      6.16  Third Party Consents and Waivers ...............................    47
      6.17  Waiver .........................................................    47
      6.18  No Sale ........................................................    47
      6.19  New Sellers ....................................................    47
      6.20  Purchaser SEC Filings ..........................................    47

ARTICLE 7.  INDEMNIFICATION; SURVIVAL ......................................    48
      7.1   Indemnification by the Sellers .................................    48

      7.2   Indemnification Procedures .....................................    49
      7.3   Other Indemnity Claims .........................................    50
      7.4   Limitations on Indemnification .................................    50
      7.5   Survival of Representations, Warranties and Covenants ..........    52
      7.6   Indemnification Rights of Former Company Affiliates ............    52
      7.7   Limitation of Other Indemnification Rights .....................    53
      7.8   Exclusivity of Article 10 ......................................    53
      7.9   Exclusivity of Section 9.2 .....................................    53
      7.10  Sole Remedy ....................................................    53

ARTICLE 8.  CONDITIONS TO CLOSING ..........................................    54
      8.1   Conditions to Each Party's Obligations .........................    54
      8.2   Conditions to Obligations of the Purchaser .....................    54
      8.3   Conditions to Obligations of Each of the Sellers ...............    55
      8.4   Termination ....................................................    56
      8.5   Effect of Termination ..........................................    57

ARTICLE 9.  COSTS; POST-CLOSING COVENANTS ..................................    57
      9.1   Transactional Costs ............................................    57
      9.2   Remedy of Any Breach of Section 6.4 ............................    58

ARTICLE 10. TAX MATTERS ....................................................    58
      10.1  Tax Indemnification ............................................    58
      10.2  Tax Refunds ....................................................    59
      10.3  Preparation and Filing of Tax Returns and Payment of Taxes .....    60
      10.4  Accounting and Tax Records .....................................    61
      10.5  Tax Cooperation ................................................    62
      10.6  Tax Audits .....................................................    62
      10.7  Transfer Taxes .................................................    63
      10.8  Tax Sharing Agreements .........................................    63
      10.9  Payments .......................................................    63
      10.10 Conflicts; Survival ............................................    63
      10.11 Tax Treatment ..................................................    64

ARTICLE 11. MISCELLANEOUS PROVISIONS .......................................    64
      11.1  Successors and Assigns .........................................    64
      11.2  Notices ........................................................    64
      11.3  Interpretation .................................................    66
      11.4  Entire Agreement ...............................................    67
      11.5  Amendments and Waivers .........................................    67
      11.6  Severability ...................................................    67
      11.7  Headings .......................................................    67
      11.8  Governing Law ..................................................    67
      11.9  Schedules and Exhibits .........................................    67
      11.10 No Third Party Beneficiaries ...................................    67
      11.11 Waiver Of Jury Trial ...........................................    67

      11.12 Counterparts ...................................................    68
      11.13 Acknowledgements ...............................................    68
      11.14 Obligations of Each of the Sellers and the Company .............    68
      11.15 Sellers' Representative ........................................    68

EXHIBITS
Exhibit A                   Share Ownership of Sellers
Exhibit B-1                 Form of Employment Agreement with Richard D.
                            Sarmiento
Exhibit B-2                 Form of Employment Agreement with Patricia Darrow-
                            Smith
Exhibit B-3                 Form of Employment Agreement with F. Michael Smith
Exhibit C                   Sellers' Purchase Price Allocation
Exhibit D                   Form of Release
Exhibit E                   Form of Escrow Agreement

SCHEDULES
Schedule 1                  List of Sellers
Schedule 1.2                Purchase Price Allocation
Schedule 1.3                Option Cash Out Payment
Schedule 1.4                IPO Expense Reimbursement Amount
Schedule 1.5                Company's Additional Expenses
Schedule 1.6                Indemnification Percentages
Schedule 2.2(b)(iv)         Liens (no Consents required)
Schedule 2.2(b)(vii)        Spousal Consents
Schedule 3.1(a)             States and Territories in which the Company is
                            Qualified to do Business
Schedule 3.1(c)             No Violation
Schedule 3.2(a)             Capitalization
Schedule 3.2(b)             Options and Warrants
Schedule 3.3(c)             Financial Statements
Schedule 3.4(a)             Directors, Officers and certain Employees
Schedule 3.4(b)             Certain Labor Matters
Schedule 3.4(e)             Certain WARN Act Matters
Schedule 3.4(f)             Company Plans
Schedule 3.4(j)             Operation and Administration of Company Plans in
                            Accordance With Applicable Law
Schedule 3.4(l)             Related Transactions With Regard to Company Plans
Schedule 3.4(m)             Certain Severance and Termination Matters
Schedule 3.4(o)             Former Employees Currently Performing Services for
                            Management Sellers
Schedule 3.4(q)             Company Dress Code
Schedule 3.5(b)             Trademark and Copyright Registrations
Schedule 3.5(c)             Intellectual Property not Owned by the Company
Schedule 3.5(d)             Software Owned by or Licensed to the Company
Schedule 3.5(e)             License Agreements
Schedule 3.5(f)             Prior Use of Trademarks

Schedule 3.5(g)             Intellectual Property Claims
Schedule 3.5(j)             Infringements and Consents with Regard to
                            Intellectual Property
Schedule 3.6(a)             Assets with a Net Book Value in Excess of $50,000
Schedule 3.7(a)             Litigation with Potential Material Adverse Effect
Schedule 3.7(b)             Indemnification Claims
Schedule 3.8(a)             Leased Premises
Schedule 3.8(b)             Real Property Owned Other than Leased Premises
Schedule 3.8(c)             Claims Against Leased Premises
Schedule 3.8(d)             Material Defects in Leased Premises
Schedule 3.9                Vendors
Schedule 3.10               Consents and Approvals by the Company
Schedule 3.11(a)            Material Contracts
Schedule 3.11(b)            Unwaived Defaults/Notices of Termination With
                            Respect to Material Contracts
Schedule 3.11(c)            Material Contracts Requiring Consents or Waivers
Schedule 3.12               Undisclosed Liabilities
Schedule 3.13(a)            Compliance With Laws
Schedule 3.13(c)            Compliance With Anti-Discrimination Laws
Schedules 3.15(a)(i)-(xi)   Tax Matters
Schedule 3.15(d)            Equity Interests
Schedule 3.16               Material Adverse Changes
Schedule 3.17(a)            Affiliated Transactions
Schedule 3.17(b)            Company's Liabilities or Debts to Sellers
Schedule 3.18               Other Similar Business
Schedule 3.19               Insurance Policies
Schedule 3.21               Books and Records
Schedule 3.23               Full Disclosure
Schedule 4.1                Ownership of Stock; Title
Schedule 4.3(a)             No Violation
Schedule 4.3(b)             Consents and Approvals
Schedule 4.4                Outstanding Obligations
Schedule 5.6                Consents and Approvals by Purchaser
Schedule 6.1                Conduct of Business
Schedule 6.1(h)             Sale or Other Disposition of Real Property Leases
Schedule 6.1(j)             Changes in Compensation or Benefits Payable
Schedule 6.1(k)             Changes in Company Plans
Schedule 6.1(t)             New Real Property Leases
Schedule 6.5                Form of Press Release
Schedule 6.8(c)             Severance Plan

                             INDEX OF DEFINED TERMS

                                                      Page
1999 Plan .........................................    6
Acquisition Proposal ..............................   38
Action ............................................   18
Advisory Fees .....................................   57
affiliate .........................................   66
affiliates ........................................   66
Agreement .........................................    1
Approving Holders .................................   71
Audited Financial Statements ......................   10
Average Price .....................................    3
Business Assets ...................................   18
Bylaws ............................................    5
CF ................................................    1
Chancellor ........................................    1
Charter ...........................................    2
Citi ..............................................    1
Claim Notice ......................................   49
Claims ............................................   31
Class A Common Stock ..............................    1
Class C Common Stock ..............................    1
Class C Preference ................................    2
Closing ...........................................    5
Closing Date ......................................    5
Code ..............................................    6
Company ...........................................    1
Company Affiliate Indemnification Claim ...........   52
Company Business ..................................   39
Company Disclosure Schedules ......................   43
Company Material Adverse Effect ...................   27
Company Plan ......................................   13
Company Stockholder ...............................    1
Company Stockholders ..............................    1
Company's Additional Expenses .....................   57
Confidential Information ..........................   39
Continuing Employees ..............................   44
control ...........................................   66
controlled by .....................................   66
Copyrights ........................................   15
Defense Notice ....................................   49

Environmental Claim ...............................   24
Environmental Laws ................................   24
ERISA .............................................   13
ERISA Affiliate ...................................   13
Escrow Agreement ..................................    6
Escrow Amount .....................................    3
Exchange Act ......................................   33
Existing Employee .................................   39
Expiration Date ...................................   52
Financial Statements ..............................   11
FIRPTA Certificate ................................    6
Governmental Authorities ..........................   18
Governmental Authority ............................   18
Hazardous Material ................................   24
herein ............................................   66
hereof ............................................   66
hereto ............................................   66
hereunder .........................................   66
HSR Act ...........................................   20
include ...........................................   66
includes ..........................................   66
including .........................................   66
Indemnification Expense Cash ......................    3
Indemnification Percentages .......................    4
Indemnifying Party ................................   49
Indemnity Notice ..................................   50
Independent Auditor ...............................   61
Intellectual Property .............................   15
Invesco Entities ..................................    1
Invesco Entity ....................................    1
Knowledge .........................................   11
Laws ..............................................   23
Leased Premises ...................................   19
License Agreements ................................   16
Liens .............................................    2
Line of Credit ....................................   34
Losses ............................................   48
Management Sellers ................................    1
Management Sellers' Initial Cash Purchase Price ...    3
Management Sellers' Purchaser Stock Consideration .    3
Material Contracts ................................   21
Materials of Environmental Concern ................   24
MS ................................................    1

New Employment Agreements .................................................    1
New Seller ................................................................   47
Non-Management Sellers' Initial Cash Purchase Price .......................    3
NYSE ......................................................................    3
Offshore I ................................................................    1
Offshore II ...............................................................    1
Option Cash Out Amount ....................................................    3
Options ...................................................................    6
Order .....................................................................    9
Patents ...................................................................   15
Permits ...................................................................   23
Permitted Liens ...........................................................   18
person ....................................................................   66
Pre-Closing Period ........................................................   60
Pre-Closing Period Tax Returns ............................................   60
PS ........................................................................    1
PSSRG .....................................................................    1
Purchase Price ............................................................    2
Purchaser .................................................................    1
Purchaser Indemnified Parties .............................................   48
Purchaser Material Adverse Effect .........................................   31
Purchaser Plan ............................................................   44
Purchaser SEC Documents ...................................................   33
Purchaser Transactional Costs .............................................   57
Purchaser's Financial Statements ..........................................   32
Purchaser's Stock .........................................................    3
Real Property Lease .......................................................   19
Recipient .................................................................   62
Regulatory Authorizations .................................................   42
Restrictive Covenants .....................................................   41
RS ........................................................................    1
SEC .......................................................................   33
Securities ................................................................    1
Securities Act ............................................................   33
Seller ....................................................................    1
Seller Indemnifying Party .................................................   53
Sellers ...................................................................    1
Sellers' Escrow Account ...................................................    3
Sellers' Transactional Costs ..............................................   57
Sellers' Representative ...................................................    1
Severance Plan ............................................................   44
Software ..................................................................   15
Straddle Period Tax Returns ...............................................   60

subsidiary ................................................................   66
Supplemental Disclosures ..................................................   43
Tax .......................................................................   26
Tax Claim .................................................................   62
Tax Return ................................................................   26
Tax Sharing Agreements ....................................................   25
Taxes .....................................................................   26
Third Party Claim .........................................................   49
Threshold Amount ..........................................................   50
Trade Secrets .............................................................   15
Trademarks ................................................................   15
Transfer Taxes ............................................................   63
Unaudited Financial Statements ............................................   11
under common control with .................................................   66
WARN Act ..................................................................   12
Warrants ..................................................................    6
without limitation ........................................................   66

                            STOCK PURCHASE AGREEMENT

                  This STOCK PURCHASE AGREEMENT (the "Agreement"), dated as of July 30, 2003, is made among Chico's FAS, Inc., a Florida corporation (the "Purchaser"), The White House, Inc., a Maryland corporation (the "Company"), each of the individual stockholders of the Company listed on Schedule 1 hereto (each a "Seller," and collectively, the "Sellers"), and Howard Goldstein (the "Sellers' Representative"), solely in his capacity as the Sellers' Representative.

                  WHEREAS, Chancellor Private Capital Partners III, L.P., a Delaware limited partnership ("Chancellor"), Citiventure 96 Partnership, L.P., a Cayman Islands limited partnership ("Citi"), Chancellor Private Capital Offshore Partners II, L.P., a Cayman Islands limited partnership ("Offshore II"), Chancellor Private Capital Offshore Partners I, C.V., a Netherlands Antilles corporation ("Offshore I," and each of Chancellor, Citi, Offshore II and Offshore I, an "Invesco Entity," and collectively, the "Invesco Entities"), Phillips-Smith Specialty Retail Group III, L.P., a Texas limited partnership ("PSSRG") and Craig Foley ("CF") own beneficially and of record all of the issued and outstanding shares of the class C common stock of the Company, par value $0.01 per share (the "Class C Common Stock"), and the number of shares of Class C Common Stock owned by each of the Invesco Entities, PSSRG and CF is set forth opposite such party's name on Exhibit A hereto.

                  WHEREAS, the individual stockholders of the Company listed on
Schedule 1 hereto other than the Invesco Entities, PSSRG and CF (each a "Company Stockholder," and collectively, the "Company Stockholders") own beneficially and of record all of the issued and outstanding shares of the class A common stock of the Company, par value $0.01 per share (the "Class A Common Stock" and, together with the Class C Common Stock, the "Securities,"), and the number of shares of Class A Common Stock owned by each of the Company Stockholders is set forth opposite such Company Stockholder's name on Exhibit A hereto.

                  WHEREAS, the Purchaser desires to purchase, and the Sellers desire to sell, the Securities.

                  WHEREAS, at the Closing (as defined below), and as a condition and an inducement to the willingness of the Purchaser to enter into this Agreement, each of Richard D. Sarmiento ("RS"), Patricia Darrow-Smith ("PS" and together with RS, the "Management Sellers") and F. Michael Smith ("MS") will enter into employment agreements with the Company (the "New Employment Agreements") in the forms attached hereto as Exhibits B-1, B-2 and B-3.

                  NOW, THEREFORE, in consideration of the foregoing, the agreements hereafter set forth and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

ARTICLE 1. PURCHASE AND SALE OF SECURITIES

         1.1      Agreement to Purchase and Sell.

                  On the Closing Date (as defined below) and upon the terms and subject to the conditions set forth in this Agreement, (a) the Company Stockholders shall sell, assign, transfer, convey and deliver to the Purchaser, and the Purchaser will accept and purchase from the Company Stockholders, the Class A Common Stock in exchange for the portion of the Purchase Price (as defined below) allocated and distributed to each of the Company Stockholders pursuant to Section 1.2 below, (b) the Invesco Entities shall sell, assign, transfer, convey and deliver to the Purchaser, and the Purchaser will accept and purchase from the Invesco Entities, the Class C Common Stock owned beneficially and of record by the Invesco Entities in exchange for the portion of the Purchase Price allocated and distributed to each of the Invesco Entities pursuant to Section 1.2 below, (c) PSSRG shall sell, assign, transfer, convey and deliver to the Purchaser, and the Purchaser will accept and purchase from PSSRG, the Class C Common Stock owned beneficially and of record by PSSRG in exchange for the portion of the Purchase Price allocated and distributed to PSSRG pursuant to Section 1.2 below and (d) CF shall sell, assign, transfer, convey and deliver to the Purchaser, and the Purchaser will accept and purchase from CF, the Class C Common Stock owned beneficially and of record by CF in exchange for the portion of the Purchase Price allocated and distributed to CF pursuant to Section 1.2 below. The Securities delivered pursuant to the preceding sentence shall be delivered, free and clear of all liens, charges, pledges, security interests, claims, mortgages, options, rights of first refusal, encumbrances and other prescriptions, restrictions, conditions or covenants or similar rights whatsoever ("Liens").

         1.2      Purchase Price.

                  The aggregate purchase price to be paid by the Purchaser at the Closing for the Securities shall be comprised of consideration equal to NINETY MILLION DOLLARS ($90,000,000) less the Option Cash Out Amount (as defined below) and the Company's Additional Expenses (as defined below), which NET amount (the "Purchase Price") shall be allocated and distributed as follows and in the amounts to be set forth on Schedule 1.2, which shall be delivered to the Purchaser at least two (2) business days prior to the Closing and will be in form and substance reasonably satisfactory to the Purchaser:

                  (a) an amount to be set forth on Schedule 1.2 to be distributed among the Invesco Entities, PSSRG and CF pursuant to the allocation set forth on Exhibit C (Exhibit C shall be completed at Closing and shall be (i) delivered at least two (2) business days prior to the Closing and (ii) in form and substance reasonably satisfactory to the Purchaser) hereto to fully satisfy the preference granted to the holders of the Class C Common Stock in Article III, Part B, Section 3 of the Articles of Amendment and Restatement, as amended, of the Company (the "Charter") (such distributed amount, the "Class C Preference");

                  (b) TWELVE MILLION FIVE HUNDRED THOUSAND DOLLARS ($12,500,000) in cash (the "Escrow Amount") which shall be remitted to the Escrow Agent (as defined below) for the benefit of the Sellers to be held by the Escrow Agent in accordance with the terms and conditions of the Escrow Agreement (as defined below);

                  (c) an amount to be set forth on Schedule 1.2, to be distributed among the Sellers except for the Management Sellers pursuant to the allocation set forth on Exhibit C hereto (the "Non-Management Sellers' Initial Cash Purchase Price");

                  (d) an amount to be set forth on Schedule 1.2, to be distributed among the Management Sellers pursuant to the allocation set forth on Exhibit C hereto (the "Management Sellers' Initial Cash Purchase Price");

                  (e) an amount of common stock of the Purchaser (the "Purchaser's Stock") equal to an amount to be set forth on Schedule 1.21, to be distributed among the Management Sellers pursuant to the allocation set forth on Exhibit C hereto (the "Management Sellers' Purchaser Stock Consideration"), such number of Purchaser's Stock to be determined by dividing such amount set forth on Schedule 1.2 by the Average Price (as defined below) of the Purchaser's Stock. "Average Price" means the average (rounded to the nearest 1/10,000) of the closing prices of the Purchaser's Stock on the New York Stock Exchange (the "NYSE") as reported in The Wall Street Journal (national edition) (or if not reported thereby, any other authoritative source), of the Purchaser's Stock for the 20 consecutive trading days ending on the third trading day immediately prior to the Closing;

                  (f) an amount to be set forth on Schedule 1.2 (the "Indemnification Expense Cash") to be wired to an account (the "Sellers' Escrow Account") designated by the Sellers' Representative to be held by the Sellers' Representative as a source of funds for the payment of expenses as set forth in
Section 11.15(f); and

                  (g) an amount to be set forth on Schedule 1.2, to be distributed as instructed by the Company in such Schedule 1.2 to pay the Sellers' Transactional Costs (as defined below).

         1.3 Option Cash Out Payment. The Purchaser shall pay to the Company, concurrently with the Closing, an amount to be set forth on Schedule
1.3 which such schedule shall (i) be delivered to the Purchaser at least two (2) business days prior to the Closing and (ii) be in form and substance reasonably satisfactory to the Purchaser for cancellation of all of the Company's Options (as defined below) outstanding immediately prior to the Closing (the "Option Cash Out Amount"). The Company

--------------------------

20% of Purchase Price received by each of the Management Sellers shall be in the form of Purchaser's Common Stock.

shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to any provision of this Agreement to any holders of the Options such amounts as it reasonably determines that it is required to deduct and withhold with respect to the making of such payment under the Code (as defined below), or any other applicable United States or foreign law, rule or regulation. Following the Closing, the Purchaser shall cause the Company to promptly remit such withholdings to the relevant Governmental Authorities when such payments are required to be paid. To the extent that amounts are so withheld by the Company such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holders of the Options in respect of which such deduction and withholding was made by the Company. The Company shall also have the right to collect Forms W-8 or W-9, as applicable, from the holders of the Options.

         1.4 IPO Expense Reimbursement. At the Closing, the Purchaser shall pay an amount to be set forth on Schedule 1.4 for the documented, reasonable, out-of-pocket expenses (excluding audit related expenses) incurred by the Company up to June 27, 2003 in furtherance of the Company's proposed initial public offering and such amount shall not be greater than $1.5 million (the "Company's IPO Expense Reimbursement"). Schedule 1.4 shall (i) be delivered at least ten (10) days prior to the Closing and (ii) be in form and substance reasonably satisfactory to the Purchaser.

         1.5 Company's Additional Expenses. The Purchaser shall pay, concurrently with the Closing, an amount to be set forth on Schedule 1.5 which such schedule shall (i) be delivered to the Purchaser at least two (2) business days prior to the Closing and (ii) be in form and substance reasonably satisfactory to the Purchaser to be distributed as instructed by the Company in such Schedule 1.5 for the payment of the Company's Additional Expenses (as defined below).

         1.6 Distribution of Escrow Fund. Following the Closing, any Escrow Amount plus any interest or other income earned thereon remaining after the release of the escrow funds pursuant to the Escrow Agreement shall be paid to or at the direction of the Sellers' Representative for distribution to each Seller based on such Seller's ownership percentages set forth on Schedule 1.6 which such schedule shall (i) be delivered to the Purchaser at least two (2) business days prior to the Closing and (ii) be in form and substance reasonably satisfactory to the Purchaser (the "Indemnification Percentages").

         1.7 Further Assurances. After the Closing, the Sellers and the Sellers' Representative shall from time to time, at the reasonable request of the Purchaser, execute and deliver such other instruments of conveyance and transfer and take such other actions as the Purchaser may reasonably request, in order to consummate the transactions contemplated hereby and to vest in the Purchaser the right, title and interest in and to the Securities.

ARTICLE 2. CLOSING

         2.1 Closing. Consummation of the transactions contemplated hereby (the "Closing") shall take place at the offices of Venable, Baetjer, Howard & Civiletti, LLP, Washington, D.C., at 9:00 a.m., local time, on the first business day following the day on which the last of the conditions set forth in Sections 8.1, 8.2 and 8.3 is fulfilled or waived (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions), or at such other time and place and on such other date as the Purchaser and the Sellers' Representative shall agree in writing (the "Closing Date"), provided, however, that the Closing Date shall not occur on or before August 31, 2003.

         2.2 Sellers' and the Company's Closing Deliveries. Subject to the conditions set forth in this Agreement, at the Closing, and simultaneously with the Purchaser's deliveries hereunder:

                  (a) The Sellers' Representative shall deliver or cause to be delivered to the Purchaser stock certificates and such other certificates or instruments representing all of the Securities, accompanied by stock or similar powers duly endorsed in blank or accompanied by duly executed instruments of transfer. At the Closing, the Securities will represent all of the equity interests of the Company issued and outstanding as of the Closing Date.

                  (b) The Company shall deliver or cause to be delivered the following to the Purchaser:

                           (i)      a certificate of the Secretary of the
Company certifying the Charter and Amended and Restated Bylaws of the Company, as amended (the "Bylaws");

                           (ii)     certificates certifying the existence and
good standing of the Company issued by (A) the State Department of Assessments and Taxation of the State of Maryland, and (B) the Secretary of State or similar authority of all other states or territories in which the Company is required to be in good standing as of the most recently practicable date prior to the Closing Date;

                           (iii)    certificates from the Chief Executive
Officer and Chief Financial Officer of the Company certifying as to the matters contemplated by Section 8.2(a);

                           (iv)     except as otherwise provided in Section
6.16, executed copies of the consents referred to in Sections 3.10, 3.11 and 4.3 and evidence reasonably acceptable to the Purchaser of the (A) satisfaction of the indebtedness as described in Section 8.2(c) below and (B) release of any Liens on the assets of the Company as described in Section 8.2(c) below, except for those Liens set forth on Schedule 2.2(b)(v);

                           (v)      resignations dated as of the Closing Date
from all of the persons who are directors and officers of the Company effective as of immediately prior to the Closing;

                           (vi)     a duly executed certificate from the Company
(the "FIRPTA Certificate"), certifying that the Securities are not U.S. real property interests within the meaning of section 897(c)(1) of the Internal Revenue Code of 1986, as amended (the "Code") in the form and manner that complies with sections 897 and 1445 of the Code and the Treasury Regulations promulgated thereunder. Notwithstanding anything to the contrary contained herein, if the Company fails to deliver a FIRPTA Certificate and the Purchaser elects to proceed with the Closing, the Purchaser shall be entitled to withhold the amount required to be withheld pursuant to section 1445 of the Code from the Purchase Price payable to the Company;

                           (vii)    duly executed spousal consents for each of
the Sellers set forth on Schedule 2.2(b)(vii) in form and substance reasonably satisfactory to the Purchaser;

                           (viii)   duly executed releases from each of the
Sellers and each of the directors and officers of the Company, in each case, in the form attached hereto as Exhibit D;

                           (ix)     the Escrow Agreement by and among the
Purchaser, the Sellers' Representative and the Escrow Agent, as defined in the Escrow Agreement substantially in the form of Exhibit E attached hereto, with such changes as may be agreed upon by the Purchaser and the Sellers' Representative, duly executed by the Sellers' Representative (the "Escrow Agreement");

                           (x)      the New Employment Agreements duly executed
by the Management Sellers and MS;

                           (xi)     evidence reasonably acceptable to the
Purchaser of the cancellation of all outstanding stock options to acquire Securities ("Options") and warrants to acquire Securities ("Warrants") as described in Section 3.2(b);

                           (xii)    a copy of a duly adopted resolution by the
Board of Directors of the Company (or by any committee of members of the Board of Directors of the Company appointed to administer The White House, Inc. 1999 Stock Option Plan (the "1999 Plan")) which provides for the cancellation of all outstanding Options in accordance with the provisions of Section 2.3(a)(v) of this Agreement;

                           (xiii)   stock books, stock ledgers, minute books and
corporate seals, if any, of the Company; and

                           (xiv)    all such other certificates, documents and
instruments as the Purchaser shall reasonably request in connection with the consummation of the transactions contemplated by this Agreement.

         2.3 Purchaser's Closing Deliveries. Subject to the conditions set forth in this Agreement, at the Closing, and simultaneously with the Company's deliveries hereunder:

                  (a) The Purchaser shall deliver or cause to be delivered to the Company the following:

                           (i)      a certificate from the Chief Executive
Officer and Chief Financial Officer of the Purchaser certifying as to the matters contemplated by Section 8.3(a);

                           (ii)     executed copies of the consents, if any,
referred to in Section 5.6;

                           (iii)    New Employment Agreements, duly executed by
the Purchaser;

                           (iv)     evidence of payment of the Purchase Price in
the amounts set forth on Schedule 1.2;

                           (v)      the Option Cash Out Amount and, upon receipt
thereof, the Purchaser shall cause the Company to pay for each Option outstanding as of immediately prior to the Closing an amount in cash, as set forth on Schedule 1.3, equal to: (i) the fair market value of the Securities underlying the unexercised portion of such Option as of the Closing Date, as established for purposes of this Agreement (in accordance with the terms of the 1999 Plan), less (ii) the aggregate exercise price of the unexercised portion of the Option, in exchange for the cancellation of such Option as of the Closing;

                           (vi)     evidence of payment of the Company's IPO
Expense Reimbursement as required by Section 1.4;

                           (vii)    the Escrow Agreement duly executed by the
Purchaser;

                           (viii)   evidence of payment of the Company's
Additional Expenses as required by Section 1.5; and

                           (ix)     all such other certificates, documents and
instruments as the Sellers' Representative shall reasonably request in connection with the consummation of the transactions contemplated by the Agreement.

                  (b) The Purchaser shall deliver or cause to be delivered to the Sellers' Representative the following:

                           (i)      the Indemnification Expense Cash by wire
transfer to the Sellers' Escrow Account; and

                           (ii)     the Escrow Agreement duly executed by the
Purchaser.

                  (c) The Purchaser shall deliver or cause to be delivered at the direction of the Sellers' Representative the following by wire transfer of immediately available funds:

                           (i)      the Class C Preference to the Invesco
Entities, PSSRG and CF pursuant to the allocation set forth on Exhibit C hereto;

                           (ii)     the Non-Management Sellers' Initial Cash
Purchase Price to the Sellers except for the Management Sellers pursuant to the allocation set forth on Exhibit C hereto; and

                           (iii)    the Management Sellers' Initial Cash
Purchase Price to the Management Sellers pursuant to the allocation set forth on Exhibit C hereto.

                  (d) The Purchaser shall deliver or cause to be delivered to the Management Sellers the Management Sellers' Purchaser Stock Consideration pursuant to the allocation set forth on Exhibit C hereto.

                  (e) The Purchaser shall deliver or cause to be delivered to the Escrow Agent the Escrow Amount in accordance with the terms and conditions of the Escrow Agreement.

ARTICLE 3. REPRESENTATIONS AND WARRANTIES OF THE COMPANY

                  The Company hereby represents and warrants to the Purchaser that the following is true and correct on the date hereof and shall be true and correct as of the Closing Date:

         3.1      Corporate Organization; Authority; No Violation.

                  (a) The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Maryland and has all requisite corporate power and authority to own, lease, operate or otherwise hold its properties and assets and to carry on its business as now being conducted. The Company is duly qualified or licensed and in good standing as a foreign corporation authorized to do business under the laws of each state or territory where the character of the properties owned, leased or used by it or the nature of its activities makes such qualification or licensing necessary, except where the failure to be so qualified, licensed, in good standing or authorized would not have a Company Material Adverse Effect (as defined below).
Schedule 3.1(a) sets forth a complete and correct list of all states or territories in which the Company is qualified or licensed to do business.

                  (b) The Company has full power and authority necessary to execute, deliver and perform its obligations under this Agreement and all other agreements and instruments to be executed and delivered by the Company hereunder or in connection herewith and to carry out its respective obligations hereunder and thereunder. The execution and delivery by the Company of this Agreement and the other agreements and instruments to be executed and delivered by the Company hereunder or in connection herewith and the consummation of the transactions contemplated hereby and thereby by the Company have been duly authorized (i) by all necessary corporate action on the part of the Company and (ii) pursuant to and in accordance with the Laws (as defined below) applicable to the Company. This Agreement has been, and the other agreements and instruments to be executed and delivered by the Company hereunder or in connection herewith will be, when executed and delivered, duly and validly executed and delivered by the Company. This Agreement constitutes, and the other agreements and instruments to be executed and delivered by the Company hereunder or in connection herewith, when executed and delivered, shall constitute, the valid and legally binding obligations of the Company, enforceable against the Company in accordance with their respective terms, except as may be limited by principles of public policy and subject to the Laws relating to bankruptcy, insolvency, fraudulent conveyance, to the relief of debtors and rules of Law governing specific performance, injunctive relief or other equitable remedies.

                  (c) Except as set forth on Schedule 3.1(c) hereto, the execution and delivery by the Company of this Agreement, such other certificates, documents, and instruments contemplated hereby and the consummation of the transactions contemplated hereby and thereby, do not and will not (i) conflict with or result in a breach of any provision of the Charter or the Bylaws or any stockholders' agreement of the Company, as amended; (ii) violate, or conflict with, or result in a breach of any provisions of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or give rise to a right of termination, cancellation, modification or acceleration of the performance required by or a loss of a benefit under, any material written note, bond, mortgage, indenture, deed of trust, lease, license, Permit (as defined below), Material Contract (as defined below), franchise, agreement, commitment, contract or other instrument or obligation to which the Company is a party or by which its properties are bound or affected; (iii) constitute a violation of any material order, judgment, writ, injunction, decree, statute, rule or regulation (each, an "Order") applicable to the Company, or by which its properties are bound or affected; or
(iv) result in the creation of any material Lien upon any of the assets or properties of the Company.

         3.2      Capitalization.

                  (a) The authorized capital stock of the Company consists solely of (i) 15,000,000 shares of Class A Common Stock, of which there are 11,133,358 shares issued and outstanding, (ii) 100,000 shares of class B common stock, of which there are no shares issued and outstanding, and (iii) 8,000,000 shares of Class C Common Stock, of which there are 7,661,621 shares issued and outstanding. Except as set forth on Schedule 3.2(a), all of the outstanding shares of capital stock of the Company are owned of record and beneficially by the Sellers. No other class of capital stock of the Company is authorized or outstanding and, except as set forth on Schedule 3.2(a), there are no securities convertible into or exchangeable for any shares of its capital stock or containing any profit participation features. Except as set forth on Schedule 3.2(a), all of the outstanding shares of capital stock of the Company have been duly authorized and validly issued and are fully paid and nonassessable and not subject to any preemptive or similar rights and have not been issued in violation of any federal or state securities Laws. Except as set forth on
Schedule 3.2(a), there are no agreements, calls, conversion rights, exchange rights, preemptive rights or other rights or commitments or understandings whatsoever, fixed or contingent, which, directly or indirectly, call for the repurchase on redemption, or issuance, sale, pledge or other disposition of any shares of capital stock of the Company or any securities convertible into or other rights to acquire, any shares of capital stock of the Company or obligate the Company to grant, offer or enter into any of the foregoing. Except as set forth on Schedule 3.2(a), none of the outstanding shares of capital stock of the Company are subject to any voting trust, transfer restrictions or other similar arrangements that relate to the voting or control of such capital stock or rights. At Closing, the Purchaser shall receive all of the issued and outstanding shares of Class A Common Stock and Class C Common Stock. The Company does not have, directly or indirectly, any joint venture, partnership or similar relationship with, or any ownership interest in, any person. Except as set forth on Schedule 3.2(a), the Company has no subsidiaries and has never had any subsidiaries.

                  (b) Schedule 3.2(b) lists all existing Options and Warrants and, with respect to such Options and Warrants, the number of shares issuable, and the purchase price payable therefor upon exercise of such Option or Warrant. True, complete and correct copies of an agreement (or form of agreement) which is substantially similar to the agreements pursuant to which any such Option or Warrant has been issued, as amended to date, has been provided to the Purchaser. Immediately after the Closing, no such Option or Warrant will remain or purport to remain outstanding and convertible or exercisable into Securities, cash, property or securities of the Purchaser.

         3.3      Financial Statements.

                  (a) The Company has delivered to the Purchaser copies of the audited balance sheets of the Company for the fiscal years ended February 3, 2001, February 2, 2002 and February 1, 2003, together with audited statements of operations, stockholders' equity and cash flows for each of the years then ended, all certified by the Company's accountant, whose reports thereon are included therein (the "Audited Financial Statements").

                  (b) The Company has delivered to the Purchaser copies of the unaudited balance sheet of the Company as of June 30, 2003 together with the unaudited statement of operations, and cash flows from February 1, 2003 through June 30, 2003 (the "Unaudited Financial Statements" and, together with the Audited Financial Statements, the "Financial Statements").

                  (c) Except as set forth on Schedule 3.3(c), the Financial Statements have been prepared from, are in accordance with and accurately reflect in all material respects, the books and records of the Company and have been prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be stated in the notes thereto and except with respect to the Unaudited Financial Statements, which have been prepared in accordance with GAAP in all material respects). To the Company's Knowledge (as defined below), the Financial Statements fairly present in all material respects the financial condition and the results of operations and cash flows of the Company as of the times and for the periods referred to therein; provided, however, that the Unaudited Financial Statements are subject to normal recurring year-end adjustments and lack footnotes and other presentation items.

         3.4      Directors, Officers, Employees, Employee Benefit Plans; ERISA.

                  (a) Schedule 3.4(a) contains a complete and accurate list of the name, title, annual base salary and bonuses paid or earned with respect to the last completed fiscal year for each (i) store manager of the Company,
(ii) District Sales Manager of the Company, (iii) Regional Sales Manager of the Company, and (iv) director, officer and management-level head office employee of the Company earning in excess of $75,000. Schedule 3.4(a) also identifies (A) for each store manager, the location of the store that employs such manager, (B) for each District Sales Manager, the stores that encompass his/her district, and
(C) for each Regional Sales Manager, the districts that encompass his/her region. Any disclosure regarding salary and bonuses pursuant to Schedule 3.4(a) shall be deemed to be updated pursuant to and include the information provided on Schedule 6.1(j).

                  (b)      Except as set forth on Schedule 3.4(b), there is no:
(i) collective bargaining agreement or any other agreement with any labor organization or employee association to which the Company is bound or is a party applicable to the employees of the Company; (ii) unfair labor practice complaint or charge before the National Labor Relations Board or any other federal, state or local agency pending or, to the knowledge of each of the executive officers and directors of the Company ("Knowledge"), threatened against the Company;
(iii) strike, slowdown, work stoppage, lockout, dispute or other collective labor action pending or, to the Company's Knowledge, threatened by or involving any employees of the Company; (iv) pending or, to the Company's Knowledge, threatened representation question or union organizing activities with respect to any employees of the Company; (v) notice of the intent of any federal, state or local agency responsible for the enforcement of labor or employment Laws, including, but not limited to, occupational safety and health, to conduct an investigation and no such investigation is in progress; and (vi) written charge, lawsuit or other proceeding pending or, to the Company's Knowledge, threatened against the Company in any forum including, but not limited to, the Equal Employment Opportunity Commission or any other agency responsible for the prevention of unlawful employment practices by or on behalf of any present or former employee of the Company, any applicant for employment or classes of the foregoing alleging breach of any express or implied contract of employment, violation of any Law governing employment or the termination thereof or other discriminatory, wrongful or tortious conduct concerning the employment relationship. The Company has provided to the Purchaser true and correct copies of its employee handbook and manual for managers. The Company is, and since January 1, 1998 has been, in compliance in all material respects with the Worker Adjustment and Retraining Notification Act ("WARN Act"), respecting employment and employment practices, terms and conditions of employment, wages, hours of work, and occupational safety and health.

                  (c) To the Company's Knowledge, upon due inquiry by the executive officers of the Company, the Company has since January 1, 2000, properly classified its employees as employees and its independent contractors as independent contractors, as applicable. There is no action, suit or investigation pending, or to the Company's Knowledge, threatened against the Company by any person challenging or questioning the classification by the Company of any person as an independent contractor, including any claim for unpaid benefits, for or on behalf of, any such persons.

                  (d) Since January 1, 2000, the Company has at all times properly classified each of its employees as exempt and non-exempt under applicable federal and state wage and hour Laws, except where the failure to properly classify such employees would not have a Company Material Adverse Effect. There is no action, suit or investigation pending, or to the Company's Knowledge, threatened against the Company by any person challenging or questioning the classification by the Company of any employee as exempt or non-exempt, including any claim for unpaid benefits, for or on behalf of, any such employees.

                  (e) During the past two (2) years, the Company has not effectuated (i) a "plant closing" (as defined in the WARN Act) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of the Company; or (ii) a "mass layoff" (as defined in the WARN Act) affecting any site of employment or facility of the Company; nor has the Company been affected by any transaction or engaged in layoffs or employment terminations sufficient in number to trigger application of any similar state or local Law. Except as set forth on Schedule 3.4(e), none of the Company's employees have suffered an "employment loss" (as defined in the WARN
Act) as a result of an act or omission of the Company in the three (3) months prior to the date of this Agreement.

                  (f) Schedule 3.4(f) contains a true, correct and complete list of (i) each deferred compensation and each bonus or other incentive compensation, stock purchase, stock option and other equity compensation plan, program, agreement or arrangement; (ii) each severance or termination pay, medical, surgical, hospitalization, life insurance and other "welfare" plan, fund or program (within the meaning of Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")); (iii) each profit-sharing, stock bonus or other "pension" plan, fund or program (within the meaning of Section 3(2) of ERISA); (iv) each written employment, consulting, termination, severance or other similar agreement; and (v) each other employee benefit plan, fund, program, agreement or arrangement, currently in force in each case, that is sponsored, maintained, entered into or contributed to or required to be contributed to by the Company, or by any trade or business, whether or not incorporated (an "ERISA Affiliate"), that together with the Company would be deemed a "single employer" within the meaning of Section 4001(b) of ERISA, or to which the Company or an ERISA Affiliate is party, whether written or oral, for the benefit of any employee or former employee of the Company (each, a "Company Plan"). Except as set forth on Schedule 3.4(f), neither the Company nor any ERISA Affiliate has any plan or commitment to (i) create any additional Company Plan, or (ii) materially modify or change any existing Company Plan.

                  (g) True and complete copies of the following documents relating, where applicable, to each Company Plan, have been provided to the
Purchaser: (i) the Company Plan document, including all amendments thereto; (ii) the most recent summary plan description required under ERISA with respect thereto, summary of material modifications and all material employee communications relating to such Company Plan; (iii) a copy of the annual report, if required under ERISA for the last two (2) years; (iv) a copy of the actuarial report, if required under ERISA for the last two (2) years; (v) if the Company Plan is funded through a trust or any other funding vehicle, a copy of the trust or other funding agreement (including all amendments thereto) and the latest financial statements thereof; and (vi) the most recent determination and/or opinion letter received from the Internal Revenue Service with respect to each Company Plan that is intended to be qualified under section 401 of the Code.

                  (h) No Company Plan is subject to section 302 or Title IV of ERISA or section 412 of the Code and neither the Company nor any ERISA Affiliate has sponsored, maintained, contributed to or been required to contribute to any such plan within the past six (6) years prior to the date hereof.

                  (i) There are no pending, or to the Company's Knowledge, threatened claims (other than routine claims for benefits) by, on behalf of, or against, any of the Company Plans or any trust related thereto.

                  (j) Except as set forth on Schedule 3.4(j), each of the Company Plans has been established, operated and administered in all material respects in accordance with its terms and applicable Laws, including but not limited to ERISA and the Code. All contributions that are required to be made to the Company Plans have been timely made or have been properly accrued.

                  (k) Each of the Company Plans that is intended to be "qualified" within the meaning of section 401(a) of the Code is so qualified, the trusts maintained thereunder are exempt from taxation under section 501(a) of the Code, and no circumstances exist that could reasonably be expected to result in the disqualification of such Company Plan or the loss of such trusts' exemption. Each Company Plan intended to satisfy the requirements of section 501(c)(9) has satisfied such requirements.

                  (l) Except as set forth on Schedule 3.4(l), none of the Company, any Company Plan, any trust created thereunder or any trustee or administrator thereof has engaged in a transaction in connection with which either the Company or any Company Plan, any such trust, or any trustee or administrator thereof, or any party dealing with any Company Plan or any such trust could reasonably be expected to be subject to either a civil penalty assessed pursuant to section 409 or 502(i) of ERISA or a tax imposed pursuant to section 4975 or 4976 of the Code of a material amount.

                  (m) Except as set forth on Schedule 3.4(m) or as specifically provided in this Agreement, the consummation of the transactions contemplated by this Agreement will not, either alone or in combination with another event, (i) entitle any current or former employee or officer of the Company or any ERISA Affiliate to severance pay, unemployment compensation or any other payment, except as expressly provided in this Agreement, or (ii) accelerate the time of payment from the Company or any ERISA Affiliate, or vesting, or increase the amount of compensation due any such employee or officer.

                  (n) No Company Plan provides medical, surgical, hospitalization, death or similar benefits (whether or not insured) for employees or former employees of the Company for periods extending beyond their retirement or other termination of service, other than coverage mandated by applicable Law. There has been no material failure of a Company Plan that is a group health plan (as defined in section 5000(b)(1) of the Code) to meet the requirements of section 4980B(f) of the Code with respect to a qualified beneficiary (as defined in section 4980B(g) of the Code). The Company has not contributed to a nonconforming group health plan (as defined in section 5000(c) of the Code) and no ERISA Affiliate of the Company has incurred a tax under section 5000(a) of the Code which is or could become a liability of the Company. No condition exists that would prevent the Company from amending or terminating any Company Plan providing health or medical benefits in respect of any active or former employee of the Company.

                  (o) Schedule 3.4(o) sets forth a list of all store managers, District Sales Managers, Regional Sales Managers and management-level, head office employees who have left the employment of the Company within the six
(6) months prior to the date hereof and who since such date have been employed or are otherwise performing services, directly or indirectly, for the Management Sellers or any of their respective relatives or affiliates.

                  (p) No amounts payable under the Company Plans will fail to be deductible for income tax purposes by virtue of section 280G of the Code.

                  (q) Except as set forth on Schedule 3.4(q), there is no Company dress code or other policy, whether written or unwritten, which requires employees to wear clothing sold by the Company as a condition of employment.

         3.5      Intellectual Property.

                  (a) As used herein, the term "Intellectual Property" means the following items, in each case owned, held for use in or used in the business of the Company as currently conducted or contemplated to be conducted: all trademarks, service marks, trade names, trade dress, Internet domain names, designs, logos, emblems, signs, insignias, slogans, other similar designations of source or origin and general intangibles of like nature, together with all goodwill, registrations and applications related to the foregoing ("Trademarks"); all patents and industrial designs (including any continuations, divisionals, continuations-in-part, renewals, reissues, and applications for any of the foregoing) ("Patents"); all copyrights (including copyrights in software and in the content contained on any Internet web site and copyrights it patterns and designs, any registrations and applications for any of the foregoing) ("Copyrights"); all (i) computer programs, including, but not limited to, any and all software implementation of algorithms, models and methodologies, whether in source code or object code form, (ii) computerized databases and compilations of data, and (iii) documentation, including, but not limited to, user manuals and training materials, relating to any of the foregoing, ("Software"); all trade secrets (as defined under applicable Law), confidential information, know-how, proprietary processes, inventions, technology, formulae, algorithms, models, and methodologies ("Trade Secrets"); and all rights of publicity and privacy provided for under statutory and common law relating to the use of the names, likenesses, voices, signatures, biographical information, persona and other recognizable aspects of real persons.

                  (b) The Company owns no Patents. Schedule 3.5(b) sets forth, with respect to the Intellectual Property owned by the Company, a complete and accurate list of all U.S. and foreign (i) Trademark registrations, Trademark applications, material unregistered trademarks and Internet domain names; and (ii) Copyright registrations, applications, and material unregistered Copyrights. The Intellectual Property set forth on Schedule 3.5(b) is valid, subsisting, and enforceable, is in full force and effect, and has not been cancelled, expired or abandoned.

                  (c) Except as set forth on Schedule 3.5(c), the Company owns, is licensed to use, or otherwise possesses legally enforceable rights in, all Intellectual Property necessary to carry on its business as currently conducted, free and clear of all Liens (other than Permitted Liens), and the Company is the sole and exclusive owner and is listed in the records of the appropriate United States, state, or foreign registry as the sole current owner of record for each application and registration listed on Schedule 3.5(b).

                  (d) Schedule 3.5(d) sets forth, with respect to the Intellectual Property, a complete and accurate list of all Software (other than readily available, "off-the-shelf" commercial software programs having an acquisition price of less than $10,000) which is owned, licensed, or leased by the Company, describing which Software is owned, licensed, or leased, as the case may be.

                  (e) Schedule 3.5(e) sets forth a complete and accurate list of all agreements (whether oral or written) to which the Company is a party or otherwise bound, (i) granting or obtaining any right to use or practice any rights under any Intellectual Property (other than licenses set forth on Schedule 3.5(d) or licenses for readily available, "off-the-shelf" commercial software programs having an acquisition price of less than $10,000), or (ii) restricting the Company's rights to use any Intellectual Property, including, but not limited to, license agreements, development agreements, distribution agreements, settlement agreements, consent to use agreements, and covenants not to sue (collectively, the "License Agreements"). No royalties, honoraria or other fees are payable by the Company to any third parties for the use of or right to use any Intellectual Property except pursuant to the License Agreements. The Company has not licensed or sublicensed any of their rights in any Intellectual Property, or received or been granted any such rights, other than pursuant to the License Agreements. The License Agreements are valid and binding obligations of the Company, enforceable against the Company and, to the Company's Knowledge, the other party thereto, in accordance with their respective terms, and there exists no event or condition which has resulted or will result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default by the Company or, to the Company's Knowledge, the other party thereto, under any such License Agreements.

                  (f) The Trademarks listed on Schedule 3.5(b) for which the Company has obtained or applied for a registration have been continuously used in the form appearing in, and in connection with the goods and services listed in, their respective registration certificates, other than such Trademarks as are listed on Schedule 3.5(f). To the Company's Knowledge, except as set forth on Schedule 3.5(f) there has been no prior use, application or registration of the Trademarks by any third party that would confer upon said third party superior rights in such Trademarks. The Company has adequately policed the Trademarks against third party infringement so as to maintain the validity of such Trademarks, except as would not have a Company Material Adverse Effect.

                  (g) Except as set forth on Schedule 3.5(g), there is no pending or, to the Company's Knowledge, threatened claim, suit, arbitration or other adversarial proceeding before any court, agency, arbitral tribunal, or registration authority, in any jurisdiction, and the Company has not received notice regarding any of the foregoing involving the Intellectual Property owned by the Company or, to the Company's Knowledge, the Intellectual Property licensed to or otherwise used by the

Company, including, but not limited to, any claim, suit, arbitration or other adversarial proceeding alleging that the activities or the conduct of the Company's business infringes upon or otherwise violates the intellectual property rights of any third party or challenging the Company's ownership or use of any Intellectual Property, or the validity, enforceability or registrability of any Intellectual Property, and the Company has no Knowledge of any reasonable basis for such a claim against the Company. Except as set forth on Schedule 3.5(c), there are no settlements, forbearances to sue, consents, judgments, orders or similar obligations other than the License Agreements that (i) restrict the Company's rights to use any Intellectual Property, (ii) restrict the Company's business in order to accommodate a third party's intellectual property rights, or (iii) permit third parties to use any Intellectual Property owned or controlled by the Company.

                  (h) To the Company's Knowledge, no third party is infringing or otherwise violating any Intellectual Property and no claims, suits, arbitrations or other adversarial proceedings involving any such violation have been brought or threatened against any third party by the Company.

                  (i) To the Company's Knowledge, no Trade Secret has been disclosed or has been authorized to be disclosed to any third party other than pursuant to a written confidentiality agreement. To the Company's Knowledge, no party to any non-disclosure agreement relating to its Trade Secrets is in breach or default thereof.

                  (j) Except as set forth on Schedule 3.5(j), the consummation of the transactions contemplated hereby will not result in the loss or impairment of the Company's rights to own, use, or bring any action for the infringement of any of the Intellectual Property, nor will such consummation require the consent of or payment to any third party in respect of any Intellectual Property.

                  (k) The Company has complied in all material respects with all applicable data protection or privacy Laws governing the use of personal information, including obtaining from customers express consent to use, store, display, distribute, and transfer, electronically or otherwise, such personal information. The Company does not have any privacy policies or related policies, programs or other notices that concern the personal information collected by the Company or through the Web Sites. The consummation of the transactions contemplated hereby will not result in the violation by the Company of any such applicable data protection or privacy Laws.

         3.6      Assets.

                  (a) Schedule 3.6(a) sets forth a true, correct and complete list, as of June 30, 2003, of all assets, properties and rights of the Company having a net book value in excess of $50,000. Except as set forth on
Schedule 3.6(a), all of the buildings, improvements, machinery and equipment currently necessary for the conduct of the business of the Company have no material defect and are in good working condition and repair, subject to reasonable wear and tear, to permit the continued operation and conduct of the business of the Company as currently conducted. Except as set forth on Schedule 3.6(a), the Company has good and valid title to all assets, properties and rights owned by the Company reflected in the Company's audited balance sheet for the fiscal year ended February 1, 2003 (except inventory and other properties disposed of in the ordinary course of business since February 1, 2003, and accounts or notes receivable paid since February 1, 2003), free and clear of all Liens, except for Permitted Liens and except for Liens which, individually or in the aggregate, would not have a Company Material Adverse Effect. "Permitted Liens" means (i) statutory Liens
(A)(x) not yet due and payable or (y) the validity of which are being contested in good faith by appropriate actions and (B) for which appropriate reserves have been made in accordance with GAAP in the Audited Financial Statements, (ii) Liens which are purchase money liens and liens securing rental payments under capital lease obligations arising in the ordinary course of business consistent with past practice, (iii) Liens for Taxes (as defined below) not yet due and payable, (iv) mechanics', carriers', workers', repairers', material men's, warehousing or similar liens for which appropriate reserves have been made in accordance with GAAP in the Audited Financial Statements, (v) Liens expressly reflected in the Audited Financial Statements (which have not been discharged) and (vi) Liens incurred as a result of the Line of Credit (as defined below).

                  (b) The Company owns, is licensed to use, has valid leasehold title in or otherwise possesses legally enforceable rights in, all of the assets, properties, interests and rights necessary to carry on the business of the Company as currently conducted (the "Business Assets").

         3.7      Litigation.

                  (a) Except as set forth on Schedule 3.7(a), (i) there is no claim, action, suit, inquiry, judicial or administrative proceeding, arbitration or investigation (each, an "Action") pending or, to the Company's Knowledge, threatened, by or against the Company before any court, arbitrator or administrative or governmental body, and (ii) there is no Order of any court, governmental, regulatory or administrative body, agency or authority, department, commission, self-regulatory organization, instrumentality or arbitrator whether federal, state or local (each, a "Governmental Authority," and, collectively, "Governmental Authorities") outstanding against the Company which, individually or in the aggregate, could reasonably be expected to result in potential damages in excess of $50,000 or otherwise have a Company Material Adverse Effect. There is no Action pending or, to the Company's Knowledge, threatened against the Company which (a) challenges the transactions contemplated hereby, (b) would prevent or materially interfere with or delay the consummation of the transactions contemplated hereby, or (c) seeks damages in connection with the transactions contemplated hereby.

                  (b) Except as set forth on Schedule 3.7(b), there are no claims pending, or to the Company's Knowledge, threatened against the Company for indemnification by any of the present or former directors, officers, stockholders or other affiliates of the Company.

         3.8      Title to Properties.

                  (a) Schedule 3.8(a) contains a true, correct and complete list, as of the date hereof, of all premises leased, subleased, licensed or otherwise occupied by the Company (collectively, the "Leased Premises"), including the address, parties, current annual rent, security deposit and term (including any renewal) of each Real Property Lease (as defined below) of the Leased Premises and the current use (or uses) of such Leased Premises. Prior to the date hereof, the Company has provided to the Purchaser a true, correct and complete copy of each lease, sublease, license, occupancy or similar agreement granting the Company possession of or a right to use or occupy any Leased Premises (each, a "Real Property Lease") and all amendments or modifications thereto. Except as set forth on Schedule 3.8(a), the Company has, and shall have as of the Closing, good and valid leasehold title to each of the Leased Premises, free and clear of any Lien or encumbrance, other than Permitted Liens. Except as set forth on Schedule 3.8(a), (i) each Real Property Lease is a valid and binding obligation of the Company, (ii) each Real Property Lease is in full force and effect and is enforceable against the Company, except as may be limited by principles of public policy and subject to the laws of general application relating to bankruptcy, insolvency, fraudulent conveyance and the relief of debtors and rules of law governing specific performance, injunctive relief or other equitable remedies, and to the Company's Knowledge grants in all material respects, the leasehold estate or right of use or occupancy therein purported to be granted, (iii) the current use of the Leased Premises complies in all material respects with the terms of the Real Property Lease and, to the Company's Knowledge, all applicable Laws, and the Company has not received notice of any material violation of any Laws, (iv) the Company has not, nor, to the Company's Knowledge, has any other party thereto (including the lessor or sublessor thereunder) violated or waived any material terms or conditions of any Real Property Lease and (v) the Company enjoys peaceful and undisturbed possession of the Leased Premises under the Leases. All material covenants to be performed by the Company, and, to the Company's Knowledge, all material covenants to be performed by the lessor or sublessor under each Real Property Lease, have been performed in all material respects, and no event has occurred or circumstance exists which, with the delivery of notice or the passage of time or both, would constitute a breach or default by the Company, or to the Company's Knowledge which would permit the termination, modification or acceleration of performance of the obligations of the Company, under any Real Property Lease. Except as set forth on Schedule 3.8(a), each of the Real Property Leases grants the Company the exclusive right to use and occupy the applicable Leased Premises, subject to the terms of the applicable Real Property Lease. There are no other material leases, subleases, licenses, occupancy or other agreements granting the Company the right to use or occupy any premises other than the Leased Premises and the Company is not a party to any material leases, sublease, license, occupancy or other agreement granting any Person the right to use or occupy any Leased Premises other than the Real Property Leases.

                  (b) Except as set forth on Schedule 3.8(b), the Leased Premises, including the Company's head office located in Maryland, constitute all the interests in real property owned, operated, used or held for use by the Company in connection with, necessary for the conduct of, or otherwise material to, the operation or conduct of the business of the Company.

                  (c) Except as set forth on Schedule 3.8(c), (i) none of the Leased Premises are subject to, and the Company has not received notice of any condemnation, expropriation or other proceedings in eminent domain pending, proposed or threatened with respect to, any of the Leased Premises by any Governmental Authority which has had or could reasonably be expected to have a Company Material Adverse Effect on continued use and operation of the Leased Premises, (ii) to the Company's Knowledge, there is no Order outstanding, nor any action, claim, suit or proceeding pending or, to the Company's Knowledge, threatened, relating to the ownership, lease, use, occupancy or operation by any person of any Leased Premises, and (iii) the Company has not received notice of any violation, threat of modification or cancellation of any material certificates of occupancy, permits, licenses or approvals with respect to any of the Leased Premises or the use or occupancy thereof.

                  (d) Except as set forth on Schedule 3.8(d), to the Company's Knowledge, all buildings, structures and other improvements on any of the Leased Premises and all fixtures thereto are structurally sound with no material defects and are in good operating condition and repair, subject to normal wear and tear, and are adequate for the use and operation of such Leased Premises and require no maintenance, repairs or replacements, except for ordinary routine maintenance, repairs or replacements, which are not material in nature or cost. For the purpose of this Section 3.8(d), ordinary routine maintenance shall include the Company's existing program of renovating its stores on a regular basis.

         3.9 Vendors. Schedule 3.9 lists, by rate of purchase by the Company, the 10 vendors from which the Company has purchased the most merchandise for each of (i) fiscal year 2002 and (ii) February 1, 2003 through May 31, 2003. The Company has not received any notice that any such vendors plan to sell supplies, merchandise and other goods to the Company at any time after the Closing Date on terms and conditions materially different from those used in its current sales to the Company, subject only to general and customary price increases.

         3.10 Consents and Approvals. Except for consents and approvals of, or filings or registrations with, the Federal Trade Commission and the Antitrust Division of the United States Department of Justice pursuant to the Hart-Scott-Rodino Antitrust Improvement Act of 1976, as amended, and the rules and regulations thereunder (the "HSR Act"), and as set forth on Schedule 3.10, no consent, approval, Permit, waiver, authorization, notice or filing is required to be made to or obtained from a Governmental Authority in connection with the execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby.

         3.11     Contracts.

                  (a) Set forth on Schedule 3.11(a) is a true, correct and complete list of the following types of contracts, agreements, leases and licenses to which the Company is a party or by which the Company or its assets are bound, or pursuant to which the Company obtains benefits or incurs obligations in the conduct of the Company's business (the "Material Contracts"), which are comprised entirely of the following:

                           (i)      contracts for the purchase of goods by, or
for the furnishing of services to, the Company that provide for, or could reasonably be expected to provide for, remaining payments by the Company in excess of $100,000 during the term of any such contract;

                           (ii)     contracts between (x) the Company and (y)
any of its affiliates, officers or directors (or any affiliates of any of the foregoing);

                           (iii)    any written employment, severance,
non-competition, consulting or other similar agreements or Company Plans or any agreements pursuant to such Company Plans with respect to any current or former stockholder, director, officer, sales associate or employee of the Company, which agreement is currently in effect and may not be terminated without the payment of severance or any other payment (other than payments for accrued and unpaid salary, accrued and unpaid bonuses and accrued vacation time);

                           (iv)     joint venture, partnership, stockholder,
voting trust or similar contracts;

                           (v)      contracts entered into since January 1, 2000
providing for the acquisition or disposition of assets having a net book value in excess of $50,000, other than such acquisitions or dispositions in the ordinary course of business consistent with past practice;

                           (vi)     License Agreements which are material to the
Company's business as currently conducted;

                           (vii)    Real Property Leases and contracts for the
lease of material personal property to or from any person;

                           (viii)   contracts requiring the Company to indemnify
or hold harmless any person in respect of which the potential obligation could be material;

                           (ix)     contracts contemplating the referral of any
services to any person or to the Company, as the case may be, the performance of which involves consideration in excess of $50,000;

                           (x)      any agreements (A) relating to indebtedness,
interest rate swap or hedging arrangements, sale and leaseback transactions or other similar financing transactions or (B) restricting the ability of the Company to incur indebtedness or make any loan or advance or own, operate, sell, transfer, pledge or otherwise dispose of any assets;

                           (xi)     contracts containing covenants which (A)
restrict the Company from engaging in any business in any geographical area, (B) restrict the Company from disclosing any confidential information in the possession of the Company or (C) contain any exclusivity provision with respect to any business or geographic area; and

                           (xii)    any material contracts requiring payments by
the Company in excess of $100,000 during the term of the contract, whether or not in the ordinary course of business consistent with past practice, made or entered into since February 1, 2003.

                  (b) The Company has made available to the Purchaser copies of all Material Contracts. Each of the Material Contracts is in full force and effect and is a valid and binding obligation of the Company, except as may be limited by principles of public policy and subject to the laws of general application relating to bankruptcy, insolvency, fraudulent conveyance and the relief of debtors and rules of law governing specific performance, injunctive relief or other equitable remedies, and to the Company's Knowledge, is a valid and binding obligation of the other parties thereto. Except as set forth on
Schedule 3.11(b), with respect to the Material Contracts, the Company has not received notice of any uncured or unwaived defaults by the Company or, to the Company's Knowledge, by the other party or parties thereto, and none of the parties to any Material Contract has terminated or given notice of termination to the Company of any such Material Contract or notice of any such party's intention not to use the Company's services or to provide services to the Company under any of the Material Contracts.

                  (c) Except as set forth on Schedule 3.11(c), neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will require the consent or waiver of any party to any Material Contract.

         3.12     Absence of Undisclosed Liabilities. Except as set forth on
Schedule 3.12, the Company has no material liability whether accrued, contingent, absolute, determined, or indeterminable, except for liabilities reflected or reserved against in the balance sheets included in the Financial Statements, liabilities which are not required by GAAP to be disclosed on such balance sheets (which liabilities if, individually or in the aggregate, are greater than $10,000, are also set forth on Schedule 3.12), and liabilities incurred in the ordinary course of business (which liabilities, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect).

         3.13     Compliance with Laws; Permits.

                  (a) Except as set forth on Schedule 3.13(a), the Company is not in violation in any material respect of any Orders and has complied in all material respects with all applicable federal, state and local laws, statutes, regulations or other requirements (collectively, "Laws") of any Governmental Authority.

                  (b) The Company and its employees have (i) all licenses, franchises, permits and authorizations of any Governmental Authority as are necessary for the lawful conduct of the business of the Company (collectively, "Permits"), and (ii) such Permits are in full force and effect, except in the case of either (i) or (ii) as would not have a Material Adverse Effect. Neither the Company nor any of such employees has received any notice of revocation of, or default under, any Permits.

                  (c) Except as set forth on Schedule 3.13(c), the Company and, to the Company's Knowledge, each person acting as an agent of the Company has, since January 1, 2000, complied in all material respects with all Laws having the purpose or effect of prohibiting unlawful discrimination against customers or potential customers and, to the Company's Knowledge, the Company has not received any complaints from any person or Governmental Authority that the Company or any person acting as an agent of the Company has engaged in any unlawful discrimination. Except as set forth on Schedule 3.13(c), there is no Action pending or, to the Company's Knowledge, threatened by any customers, potential customers, or others against the Company relating to alleged unlawful discrimination or harassment and, to the Company's Knowledge, there is no other person investigating any such allegation.

         3.14     Environmental Matters.

                  (a) The Company is in compliance in all material respects with all applicable Environmental Laws (as defined below). The Company has not received any communication (written or oral), whether from a Governmental Authority, citizens group, employee or otherwise, that states any material allegation that the Company is not in such compliance, and, to the Company's Knowledge, there are no circumstances that may prevent or interfere with such compliance in the future.

                  (b) To the Company's Knowledge, there is no Company Environmental Claim (as defined below) pending, or to the Company's Knowledge, threatened against the Company or, to the Company's Knowledge, any person whose liability for any Company Environmental Claim the Company has or may have retained or assumed either contractually or by operation of Law.

                  (c) To the Company's Knowledge, there are no past or present actions, activities, circumstances, conditions, events or incidents, including, without limitation, the release, emission, discharge or disposal of any Hazardous Material (as defined below), that could form the basis of any material Environmental Claim against the Company or, to the Company's Knowledge, any person whose liability for any such Company Environmental Claim the Company has or may have retained or assumed either contractually or by operation of Law.

                  (d)      For purposes of this Agreement:

                           (i)      "Environmental Claim" means any notice
(written or oral) by any person alleging potential liability (including, without limitation, potential liability for investigatory costs, cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries, or penalties) arising out of, based on or resulting from (a) the presence, or release into the environment of any Hazardous Material at any location, whether or not owned by the Company or (b) circumstances forming the basis of any violation, or alleged violation, of any Environmental Law.

                           (ii)     "Environmental Laws" means all Laws existing
on the date hereof and as of the Closing Date relating to pollution or protection of human health or the environment (including, without limitation, ambient air, surface water, ground water, land surface or subsurface strata), including, without limitation, Laws relating to emissions, discharges, releases or threatened releases of Materials of Environmental Concern (as defined below), or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Materials of Environmental Concern.

                           (iii)    "Hazardous Material" means (a) asbestos,
polychlorinated biphenyls, radioactive materials, petroleum, and any fraction or product of crude oil or petroleum and (b) all other substances, materials, chemicals, compounds, pollutants or wastes regulated by, under or pursuant to any Environmental Laws.

                           (iv)     "Materials of Environmental Concern" means
chemicals, pollutants, contaminants, wastes, toxic substances, petroleum and petroleum products.

         3.15     Tax Matters.

                  (a)      Except as set forth on Schedules 3.15(a)(i) through
(a)(xi):

                           (i)      the Company has (x) timely filed all
material Tax Returns (as defined below) required to be filed by it, (y) paid in full all material Taxes required to be paid by it, and (z) established in its most recent Financial Statements reserves that are adequate for the payment of any Taxes not yet due and payable. All such Tax Returns are true, correct and complete in compliance with applicable Laws and regulations in all material respects. Since the date of the Company's most recent Financial Statements, the Company has not incurred any liability for Taxes other than in the ordinary course of business consistent with past practice;

                           (ii)     there are no Liens for Taxes upon any assets
of the Company, except statutory Liens for Taxes not yet due and payable;

                           (iii)    no deficiency for any Taxes has been
proposed, asserted or assessed against the Company that has not been resolved and paid in full. No waiver, extension or comparable consent given by the Company regarding the application of the statute of limitations with respect to any Taxes or Tax Return is outstanding, nor is any request for any such waiver or consent pending;

                           (iv)     to the Company's Knowledge, there are no
U.S. federal, state, local or foreign audits, actions, suits, proceedings, investigations, claims or administrative proceedings relating to Taxes or any Tax Returns of the Company, now pending, and the Company has not received any notice of any proposed audits, investigations, claims or administrative proceedings relating to Taxes or any Tax Returns;

                           (v)      the Company has not received a ruling from
any Tax authority. No closing agreement pursuant to section 7121 of the Code (or any similar provision of state, local or foreign Law) has been entered into by or with respect to the Company;

                           (vi)     the Company is not a party to, bound by or
obligated under, any Tax sharing agreement, Tax indemnification agreement or similar contract or arrangement, whether written or unwritten (collectively, "Tax Sharing Agreements") nor does the Company have any potential liability or obligation to any person as a result of, or pursuant to, any such Tax Sharing Agreement;

                           (vii)    the Company is not, and never has been, and
is not a successor to any entity that has been, a member of any consolidated, affiliated, combined, unitary or similar group for U.S. federal, state, local or foreign Tax purposes;

                           (viii)   the Company has always been a Maryland
corporation taxed under Subchapter C of the Code, and never has had in effect any election to be taxed as an S corporation or other pass-through entity;

                           (ix)     the Company has not agreed nor is it
required to make any adjustments under section 481(a) of the Code (or any similar provision of state, local and foreign Law) by reason of a change in accounting method or otherwise for any Tax period for which the applicable statute of limitations has not yet expired;

                           (x)      the Company has not filed a consent pursuant
to section 341(f) of the Code (or any predecessor provision) nor has it agreed to have section 341(f)(2) of the Code apply to the disposition of a subsection
(f) asset (as such term is defined in section 341(f)(4) of the Code) owned by the Company; and

                           (xi)     no jurisdiction where the Company does not
file a Tax Return has made a Claim that the Company is required to file a Tax Return for such jurisdiction.

                  (b) Other than any Tax Returns which have not yet been required to be filed, the Company has made available to the Purchaser true and correct copies of its U.S. federal income Tax Return and any state Tax Returns for each of the taxable years ended February 2, 2002, February 3, 2001, and January 29, 2000, as well as its U.S. federal income Tax Return for the taxable year ended January 31, 1999. The Company is not and has not been a real property holding corporation within the meaning of paragraph (c)(2) of section 897 of the Code during the applicable periods specified in such section.

                  (c) The Company has previously delivered or made available to the Purchaser complete and accurate copies of each of (i) all audit reports, letter rulings, technical advice memoranda, and similar documents issued by a Governmental Authority relating to the U.S. federal, state, local or foreign Taxes due from or with respect to the Company, and (ii) any closing agreements entered into by the Company with any Tax authority in each case existing on the date hereof. The Company will deliver to the Purchaser all materials with respect to the foregoing for all matters arising after the date hereof.

                  (d) Since the date of its formation, except as set forth on Schedule 3.15(d), the Company has not acquired equity interests of any other entity, or all or substantially all the assets of any other entity; and

                  (e)      As used in this Agreement, (i) "Tax" or "Taxes" means
(x) any and all taxes, assessments, customs, duties, levies, fees, tariffs, imposts, deficiencies and other governmental charges of any kind whatsoever (including, but not limited to, taxes on or with respect to net or gross income, franchise, profits, gross receipts, capital, sales, use, ad valorem, value added, transfer, real property transfer, transfer gains, Transfer Taxes (as defined below), inventory, capital stock, license, payroll, employment, social security, unemployment, severance, occupation, real or personal property, escheat or unclaimed property taxes, estimated taxes, rent, excise, occupancy, recordation, bulk transfer, intangibles, alternative minimum, doing business, withholding and stamp), together with any interest thereon, penalties, fines, damages costs, fees, additions to tax or additional amounts with respect thereto, imposed by the United States (federal, state or local) or other applicable jurisdiction; (y) any liability for the payment of any amounts described in clause (x) as a result of being a member of an affiliated, consolidated, combined, unitary or similar group or as a result of transferor or successor liability; and (z) any liability for the payments of any amounts as a result of being a party to any Tax Sharing Agreement or as a result of any express or implied obligation to indemnify any other Person with respect to the payment of any amounts of the type described in clause (x) or (y), and (ii) the term "Tax Return" includes all returns and reports (including elections, declarations, disclosures, schedules, estimates and information returns (including Form 1099 and partnership returns filed on Form 1065)) required to be supplied to a Tax authority relating to Taxes.

         3.16 No Material Adverse Change. Except as set forth on Schedule 3.16, since February 1, 2003, (i) the business of the Company has been conducted in the ordinary course of business consistent with past practice, and (ii) there has not occurred any event, change or development which has had or would reasonably be expected to have, individually or in the aggregate, a material adverse effect, on the business, results of operations, assets, liabilities or financial condition of the Company taken as a whole (including the Company's ability to consummate the transactions contemplated by this Agreement) (a "Company Material Adverse Effect"); provided, however, for purposes of this Agreement, that in determining whether such a Company Material Adverse Effect has occurred, any event, change or development attributable to the following shall not be considered: any adverse event, change or development arising from or relating to (1) general business or economic conditions, including such conditions related to the Company's business or industry and (2) the taking of any action contemplated by this Agreement and the other agreements contemplated hereby, including any public announcement in connection herewith.

         3.17     Affiliated Transactions.

                  (a) Except as set forth on Schedule 3.17(a), to the Company's Knowledge, after due inquiry by the executive officers of the Company, no (x) officer or director of the Company and (y) spouse of the foregoing:

                           (i)      has any direct or indirect financial
interest in any competitor or vendor of the Company; provided, however, that the ownership of securities representing no more than two percent (2%) of the outstanding voting power of any competitor or vendor, which securities are listed on any national securities exchange or traded actively in the national over-the-counter market, shall not be deemed to be a "financial interest" so long as the person owning such securities has no other current connection or relationship with such competitor or vendor;

                           (ii)     owns, directly or indirectly, in whole or in
part, or has any interest in any material tangible or intangible property which the Company uses or has used in the conduct of the business of the Company or otherwise; or

                           (iii)    has borrowed money or other material
property of the Company.

                  (b) Except as set forth on Schedule 3.17(b), the Company has no liabilities, debts or any other obligations of any nature whatsoever to any Seller or any officer or director of the Company or to any relative or spouse of any of the foregoing, other than, in the case of any such officer or employee of a Company, in respect of accrued wages, the reimbursement of expenses and the extension of benefits to such person made in the ordinary course of business consistent with past practice.

         3.18 Other Similar Business. Except as provided on Schedule 3.18, to the Company's Knowledge, after due inquiry by the executive officers of the Company, none of (x) the officers or directors of the Company and (y) any spouse of any of the foregoing, participates or engages in any business similar to the business of the Company other than such business as will be acquired by the Purchaser pursuant to this Agreement.

         3.19 Insurance. Schedule 3.19 sets forth a list of all insurance policies for which the Company pays premiums covering the properties, life and activities of the Company and its directors and officers. All such policies are in full force and effect. The Company has not received notice of cancellation or nonrenewal with respect thereto. All premiums due with respect to such policies have been timely paid and the Company is not in default with respect to its obligations under such insurance policies. The Company has not been refused any insurance coverage with respect to its assets or properties, nor has coverage been limited or cancelled by any insurance carrier to which the Company has applied for any such insurance or with which the Company has carried insurance, nor has there been any significant increase in the premiums paid under any such policy during the past five (5) years.

         3.20 Brokers and Finders. Except for any fees and expenses that may be due to Allen & Company LLC, there are no outstanding broker, finder or investment banker fees or commissions owed or to be owed by or on behalf of any of the Sellers or the Company in connection with the transactions contemplated by this Agreement and any such fees or commissions shall be paid in accordance with Article 9 hereof.

         3.21 Books and Records. The books of account, minute books, stock record books, and other records of the Company, all of which have been made available to the Purchaser, are complete and correct in all material respects and have been maintained substantially in accordance with sound business practices, including the maintenance of an adequate system of internal controls. Except as set forth on Schedule 3.21, the minute books of the Company contain accurate and substantially complete records of all meetings held of, and corporate action taken by, the stockholders and the board of directors (and any committees thereof) of the Company.

         3.22 Inventory. Subject to any reserve therefor included in the Financial Statements, at June 30, 2003, all inventories of the Company (including inventory ordered but not yet received) consisted of items of a quality usable or saleable in the ordinary course of the business of the Company consistent with past practices and were in quantities sufficient for the normal operation of the business of the Company in accordance with past practice, other than returns from the Company to a third party in the ordinary course of business consistent with past practice. The values at which inventories are shown on the Audited Financial Statements have been determined in accordance with the customary valuation policy of the Company

(which is the lower of average cost or market) and in accordance with GAAP, as consistently applied by the Company. Since February 1, 2003, the Company has continued to replenish its inventory and to dispose of out-of-season and slow-moving inventory in a normal and customary manner consistent with past practices prevailing in the business of the Company.

         3.23 Full Disclosure. Except as set forth on Schedule 3.23, the information contained in this Agreement (together with all exhibits and schedules hereto) with respect to the Company does not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements made in this Agreement (together with all exhibits and schedules hereto), in light of the circumstances under which they were made, not false or misleading.

ARTICLE 4. REPRESENTATIONS AND WARRANTIES OF THE SELLERS

                  Each of the Sellers severally, and not jointly, represents and warrants to the Purchaser that the following is true and correct on the date hereof and shall be true and correct as of the Closing Date:

         4.1 Ownership of Stock; Title. Except as set forth on Schedule 3.2(a), such Seller is the sole lawful record and beneficial owner of the Securities set forth opposite such Seller's name on Exhibit A, which ownership is free and clear of all Liens. Except as set forth on Schedule 4.1, such Seller is not a party to any agreement creating rights with respect to such Securities in any person and such Seller has the full power and legal right to sell, assign, transfer and deliver such Securities. Except as set forth on Schedule 4.1, there are no existing warrants, options, stock purchase agreements, redemption agreements, restrictions of any nature, voting trust agreements, proxies, calls or rights to subscribe of any character relating to such Securities. Such Seller has not received any notice of any adverse claim to the ownership of any of such Securities (or any capital stock or other ownership interest of the Company or its predecessors), does not have any reason to know of any such adverse claim that may be justified, and is not aware of existing facts that would give rise to any adverse claim to the ownership of such Securities (or any capital stock or other ownership interest of the Company or its predecessors). On the Closing Date, such Seller shall have good title to such Securities, free and clear of all Liens. The delivery of certificates for such Securities owned by such Seller to the Purchaser pursuant to the provisions of this Agreement, subject to consummation of the transactions contemplated hereby, will transfer to the Purchaser good title to such Securities, free and clear of all Liens, except for those created by the Purchaser.

         4.2      Authority.

                  (a) Such Seller has the requisite power and authority and has full legal capacity necessary to execute, deliver and perform his, her or its obligations under this Agreement and all other agreements and instruments to be executed and delivered by such Seller hereunder or in connection herewith and to carry out such

Seller's obligations hereunder and thereunder and the transactions contemplated hereby and thereby. No other proceedings on the part of such Seller are necessary to authorize such execution, delivery and performance. This Agreement has been duly and validly executed and delivered to the Purchaser by such Seller and constitutes a valid and binding obligation of such Seller, enforceable against such Seller in accordance with its terms, except as may be limited by principles of public policy and subject to the Laws relating to bankruptcy, insolvency, fraudulent conveyance, to the relief of debtors and rules of Law governing specific performance, injunctive relief or other equitable remedies. If such Seller is an entity, the execution and delivery of this Agreement and the consummation by such Seller of all the transactions contemplated hereby have been duly authorized (i) by all necessary corporate or partnership action on the part of such Seller and (ii) pursuant to and in accordance with the Laws and organizational documents governing such Seller.

                  (b) If such Seller is married and the Securities constitute community property or otherwise are owned or held in a manner that requires spousal or other approval for this Agreement to be legal, valid and binding, this Agreement or another valid instrument has been duly authorized, executed and delivered by, and constitutes a valid and binding agreement of, such Seller's spouse or the person giving such approval, enforceable against such spouse or person in accordance with its terms.

         4.3      No Violation; Consents and Approvals.

                  (a) Except as set forth on Schedule 4.3(a), the execution and delivery of this Agreement by such Seller and the consummation of the transactions contemplated hereby do not and will not: (i) if applicable, conflict with or result in any breach of the organizational documents or any stockholders' agreement of such Seller; (ii) violate, or conflict with, or result in a breach of any provisions of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or give rise to a right of termination, cancellation, modification or acceleration of the performance required by or a loss of a benefit under, any material written note, bond, mortgage, indenture, deed of trust, lease, license, Permit, Material Contract, franchise, agreement, commitment, contract or other instrument or obligation by which such Seller or any of such Seller's Securities is bound; (iii) constitute a violation of any material Order, applicable to such Seller, or by which such Seller's Securities are bound or affected; or (iv) result in the creation of any material Lien upon any of the assets or properties of the Company, or such Seller's Securities.

                  (b) Except for consents and approvals of, or filings or registrations with, the Federal Trade Commission and the Antitrust Division of the United States Department of Justice pursuant to the HSR Act, and as set forth on Schedule 4.3(b), no consent, approval, permit, waiver, authorization, notice or filing is required to be made to or obtained from a Governmental Authority in connection with the execution, delivery and performance by such Seller of this Agreement or the consummation of the transactions contemplated hereby.

         4.4 Outstanding Obligations. Except as set forth on Schedule 4.4, the Company has no outstanding liabilities or obligations to, and there are no amounts due from the Company to, such Seller (or any of his, her or its relatives, spouse (and relatives of such spouse), stockholders, partners, directors, officers or affiliates) and such Seller (or any of his, her or its relatives, spouse (and relatives of such spouse), stockholders, partners, directors, officers or affiliates) has no Claim (as defined below) against the Company. "Claims" shall mean denominated claims, demands, causes of action, obligations, damages or liabilities arising from any and all bases, however denominated. Notwithstanding the foregoing, nothing in this Section 4.4 shall restrict the right of any Seller to roll over or transfer any account with respect to any Company Plan or seek repayments of any amounts incorrectly withheld from such Seller.

         4.5 Investment Representation. Each of the Management Sellers is accepting the Management Sellers' Purchaser Stock Consideration being acquired by him/her hereunder for his/her own account and not for any other person and for investment purposes only and without any view to distribute, resell or otherwise transfer the same.

ARTICLE 5. REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

                  The Purchaser hereby represents and warrants to each of the Sellers that the following is true and correct on the date hereof and shall be true and correct as of the Closing Date; provided, that the representations and warranties set forth in Sections 5.3 through 5.5 and 5.10 are made by the Purchaser only to the Management Sellers, and not to the other Sellers.

         5.1      Organization; Authority.

                  (a) The Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Florida and has all requisite corporate power and authority to own, lease, operate or otherwise hold its properties and assets to carry on its business as now being conducted. The Purchaser is duly qualified or licensed and in good standing as a foreign corporation, authorized to do business under the laws of each jurisdiction where the character of the properties owned, leased or used by it or the nature of its activities makes such qualification or licensing necessary, except where the failure to be so qualified, licensed, in good standing or authorized would not have a material adverse effect, on the business, results of operations, assets, liabilities or financial condition of the Purchaser taken as a whole (including the Purchaser's ability to consummate the transactions contemplated by this Agreement) (a "Purchaser Material Adverse Effect").

                  (b) The Purchaser has full power and authority necessary to execute, deliver and perform its obligations under this Agreement and all other agreements and instruments to be executed and delivered by it hereunder or in connection herewith and to carry out its respective obligations hereunder and thereunder. The execution and delivery of this Agreement and the other agreements and instruments to be executed and delivered by the Purchaser hereunder or in connection herewith, and the consummation by it of the transactions contemplated hereby, have been duly authorized (i) by all necessary corporate action on the part of the Company and (ii) pursuant to and in accordance with the Laws governing the Purchaser. This Agreement and the other agreements and instruments to be executed and delivered by the Purchaser hereunder or in connection herewith have been duly and validly executed and delivered by the Purchaser, and constitute valid and binding obligations of the Purchaser, enforceable against the Purchaser, in accordance with their respective terms.

         5.2 No Violation. The execution and delivery by the Purchaser of this Agreement, such other certificates, documents and instruments contemplated hereby and the consummation of the transactions contemplated hereby and thereby do not and will not (i) conflict with or result in any breach of any provision of the articles of incorporation or bylaws or any stockholders' agreement, in each case as amended, of the Purchaser; (ii) violate, or conflict with, or result in a breach of any provisions of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or give rise to a right of termination, cancellation, modification or acceleration of the performance required by or a loss of a benefit under, any material note, bond, mortgage, indenture, deed of trust, lease, license, permit, franchise, agreement, commitment, contract or other instrument or obligation by which the Purchaser is bound; (iii) constitute a violation of any material Order, applicable to the Purchaser, or by which its properties are bound or affected; or (iv) result in the creation of any material Lien upon any of the assets or properties of the Purchaser.

         5.3 Capitalization. The authorized capital stock of the Purchaser consists solely of (i) 200,000,00 shares of common stock, par value $.01 per share, of which there are 86,178,038 shares issued and outstanding as of July 25, 2003 and (ii) 2,500,000 shares of preferred stock, par value $.01 per share, of which there are no shares issued and outstanding. All of the outstanding shares of capital stock of the Purchaser have been duly authorized and validly issued and are fully paid and nonassessable and not subject to any preemptive or similar rights and have not been issued in violation of any federal or state securities Laws.

         5.4 Financial Statements. The financial statements of Purchaser (including, in each case, any notes and schedules thereto) included in the Purchaser SEC Documents (as defined below) (the "Purchaser's Financial Statements"), (a) comply as to form in all material respects with all applicable accounting requirements and the rules and regulations of the SEC (as defined below) with respect thereto, (b) have been prepared from, are in accordance with and accurately reflect, the books and records of the Purchaser, (c) have been prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be stated in the notes thereto), and (d) to the Purchaser's knowledge, fairly present in all material respects the financial condition, results of operations and cash flows of the Purchaser as of the times and for the periods referred to therein; provided, however, that the Purchaser's unaudited financial statements included within the Purchaser's Financial Statements are subject to normal recurring year-end adjustments and lack footnotes and other presentation items.

         5.5 SEC Filings. The Purchaser has timely filed all reports, schedules, forms, statements and other documents with the Securities and Exchange Commission (the "SEC") required to be filed by the Purchaser under the Securities Act or the Securities Exchange Act of 1934, as amended (the "Exchange Act"), as the case may be, since December 31, 2001 (the "Purchaser SEC Documents"). As of the time it was filed with the SEC (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing), each Purchaser SEC Document filed by the Purchaser with the SEC:
(i) complied in all material respects with the respective requirements of the Securities Act of 1933, as amended (the "Securities Act") or the Exchange Act (as the case may be) and the applicable rules and regulations promulgated thereunder, and (ii) as of their respective dates, did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

         5.6 Consents and Approvals. Except for consents and approvals of, or filings or registrations with, the Federal Trade Commission and the Antitrust Division of the United States Department of Justice pursuant to the HSR Act, and as set forth on Schedule 5.6, no consent, approval, permit, waiver, authorization, notice or filing is required to be made to or obtained from a Governmental Authority in connection with the execution, delivery and performance by the Purchaser of this Agreement or the consummation of the transactions contemplated hereby.

         5.7 Investment Representation. The Purchaser is accepting the Securities being acquired by it hereunder for its own account and not for any other person and for investment purposes only and without any view to distribute, resell or otherwise transfer the same (other than to an affiliate of the Purchaser).

         5.8 Brokers and Finders. Except for any fees and expenses that may be due to Peter J. Solomon Company, there are no outstanding broker, finder or investment banker fees or commissions owed or to be owed by or on behalf of the Purchaser in connection with the transactions contemplated by this Agreement and any such fees or commissions shall be paid in accordance with Article 9 hereof.

         5.9 Purchase Price. The Purchaser has, and will have throughout the period beginning as of the date hereof and ending on the Closing Date, sufficient cash in immediately available funds to pay the Purchase Price pursuant to Section 1.2 hereof and to consummate the transactions contemplated hereby.

         5.10 Issuance of Purchaser's Stock. Upon issuance of the Management Sellers Purchaser's Stock Consideration, the Purchaser's Stock will be duly authorized, validly issued, fully paid, and nonassessable, free and clear of any Lien or preemptive right and, upon receipt of such Purchaser's Stock, each of the

Management Sellers will have good and valid title thereto. The shares of the Purchaser's Stock are of the same class and have the same rights, preferences and privileges set forth in Purchaser's articles of incorporation, as amended to date, and under the Florida Business Corporation Act, as the Purchaser's common stock currently listed and traded on the NYSE, except that the shares of the Purchaser's Stock have not been registered under the Securities Act and are subject to resale restrictions. The Purchaser's Stock shall be unregistered and subject to the securities legend set forth in Section 6.11 hereto.

         5.11 Full Disclosure. The information contained in this Agreement (together with all exhibits and schedules hereto) with respect to the Purchaser does not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements made in this Agreement (together with all exhibits and schedules hereto), in light of the circumstances under which they were made, not false or misleading.

ARTICLE 6. COVENANTS

         6.1 Conduct of Business. The Company agrees that on and after the date hereof until the earlier of (x) the Closing or (y) the termination of this Agreement, except (i) as otherwise consented to by the Purchaser in writing,
(ii) as set forth on Schedule 6.1 hereto, or (iii) as expressly provided by this
Agreement:

                  (a) the business, operations, activities and practices of the Company shall be conducted in the ordinary course of business consistent with past practice;

                  (b) the Company will continue its advertising and promotional activities and pricing and purchasing policies, in the ordinary course of business consistent with past practice;

                  (c) the Company will not shorten or lengthen the customary payment cycles for any of its Payables or its receivables;

                  (d) the Company will use its commercially reasonable efforts to preserve the business organization of the Company intact, to preserve the goodwill of vendors, customers, independent contractors and others with whom business relationships exist and to keep available the services of the present officers of the Company and the services of its employees;

                  (e) the Company may repay any debt outstanding; provided, that the Company shall not incur, or assume or become subject to, whether directly or by way of guarantee or otherwise, any indebtedness or other liability, except for (i) indebtedness incurred in connection with that certain Loan and Security Agreement, dated August 23, 2000, between Wells Fargo Retail Finance II, LLC (formerly known as Wells Fargo Retail Finance LLC, formerly known as Paragon Capital LLC) and the Company, as amended (the "Line of Credit"), (ii) trade payables in the ordinary course of business consistent with past practice and (iii) indebtedness incurred due to the Sellers' Transactional Costs and the Company's Additional Expenses;

                  (f) except in connection with the exercise prior to Closing of an Option or Warrant issued prior to the date hereof, subject to
Section 6.19 hereof, the Company will not issue, sell or dispose of any capital stock or other equity or other ownership interest in the Company or any Options, Warrants or other rights to purchase any such capital stock, or equity or other ownership interest or any securities convertible into or exchangeable for such capital stock, or equity or other ownership interests or otherwise make or effect any change in the issued and outstanding capitalization of the Company;

                  (g) except with respect to the execution of documentation relating to the issuance of Options previously approved by the Company's Board of Directors, the Company will not (i) declare any dividend or make any distribution of any assets of any kind whatsoever to any of its stockholders or equity securityholders including, without limitation, distributions in redemption of or as the purchase price for any capital stock or equity interest, or in discharge or cancellation, in whole or in part, of any indebtedness, whether in payment of principal, interest or otherwise, or (ii) loan money to, make any investment in or enter into any agreement or arrangement with any officer, director, employee or affiliate thereof;

                  (h) the Company will not (i) sell, lease, transfer, assign or otherwise dispose of (A) any Real Property Lease except for those Real Property Leases (x) set forth on Schedule 6.1(h) and (y) which are part of a plan to consolidate existing stores selling only single color merchandise into single stores selling dual color merchandise, or (B) any of its material assets except for sales to consumers or third party distributors in the ordinary course of business consistent with past practice, (ii) license, sell, transfer, pledge, modify, disclose or dispose of any right under or respecting, or enter into any settlement regarding infringement or other violation of any Intellectual Property, (iii) do any act or omit any act whereby any material Intellectual Property owned by the Company may lapse, become abandoned, dedicated to the public or unenforceable, or (iv) permit or allow any of its Business Assets to be subject to any additional Lien not in existence on the date hereof (other than Permitted Liens);

                  (i) the Company will not (i) purchase, lease, or otherwise acquire any assets, excluding any Real Property Leases, or make any capital expenditures or commitments therefor other than in the ordinary course of business consistent with past practice, or (ii) merge or consolidate with, purchase all or any substantial part of the assets of, or otherwise acquire any person;

                  (j) except as set forth on Schedule 6.1(j) or as specifically provided in this Agreement and as may be required under the Material Contracts or any existing agreement with any independent contractors existing as of the date hereof, the Company will not change the compensation or benefits payable or to become payable by the Company to any of its directors, officers, employees or independent contractors;

                  (k) except as set forth on Schedule 6.1(k), the Company will not establish any new Company Plan or materially amend any existing Company Plan except as may be required by Law or the existing terms of such Company Plan;

                  (l) the Company will not terminate the employment of any of its officers or key employees except in the ordinary course of business consistent with past practice;

                  (m) the Company will not change its respective accounting principles, methods or practices (including, without limitation, any change in depreciation or amortization policies or rates or any change in the policies pertaining to the recognition of accounts receivable or the discharge of accounts payable or accounting for inventories) except as may be required by applicable Law; provided that the Company shall notify the Purchaser of any such change, and the Company will not change its Tax accounting principles, methods or practices (including, without limitation, any change in depreciation or amortization policies or rates or any change in the policies pertaining to the recognition of accounts receivable or the discharge of accounts payable or accounting for inventories) except as may be required by applicable Law; provided that the Company shall notify the Purchaser of any such change;

                  (n) the Company will not take any action for its winding up, liquidation, dissolution or reorganization or for the appointment of a receiver, administrator or administrative receiver, trustee or similar officer of all or any of its respective assets or revenues;

                  (o) the Company will not (i) amend its Charter or Bylaws, or (ii) split, combine or reclassify its outstanding capital stock or other equity interests;

                  (p) the Company will not (i) modify in any material respect, amend in any material respect or terminate any of its Material Contracts except as set forth on Schedule 6.1(t) (other than (A) as part of a plan to consolidate existing stores selling only single color merchandise into single stores selling dual color merchandise or (B) to terminate certain stockholders agreements, the 1999 Plan, the Options and the Warrants), (ii) breach in any respect any of its Material Contracts, or (iii) waive, release or assign any rights or claims, other than such waivers, releases or assignments as are in the ordinary course of business consistent with past practice and which, individually or in the aggregate, are not material to the Company;

                  (q) the Company will not enter into any agreement containing any provision or covenant limiting in any respect the ability of the Company or its affiliates to (i) sell or buy any products or services to or from any other person, (ii) engage in any line of business, or (iii) compete with any person excluding, radius provisions with respect to new real property leases set forth on Schedule 6.1(t);

                  (r) the Company will not settle or compromise any Tax liability, agree to any adjustment of any Tax attribute or make, revoke or change any election with respect to Taxes, surrender any right to claim a refund of Taxes or consent to any extension or waiver of the statute of limitation period applicable to any Taxes, Tax Return or Tax Claim (as defined below), file any amended Tax Return or enter into any closing agreement with respect to Taxes;

                  (s) neither the Company nor any of the Sellers will make any election including under Section 338 of the Code with respect to Tax treatment of the transaction contemplated hereunder;

                  (t) the Company will not (i) enter into any new real property lease for (A) any new store location, (B) a distribution center for the Company or (C) corporate headquarters for the Company, and shall cease any discussion with any third party concerning entering into any such new real property lease, except for the new real property leases (x) set forth on
Schedule 6.1(t) and (y) which would be part of a plan to consolidate existing stores selling only single color merchandise into single stores selling dual color merchandise, or (ii) modify, amend, breach in any material respect, or terminate any of its Real Property Leases, except for the new real property leases (x) set forth on Schedule 6.1(t) and (y) which would be part of a plan to consolidate existing stores selling only single color merchandise into single stores selling dual color merchandise;

                  (u) the Company will not pay, discharge or satisfy any material claims or liabilities (absolute, accrued, asserted or unasserted, contingent or otherwise) other than the payment, discharge or satisfaction in the ordinary course of business consistent with past practice of claims or liabilities which (x) are reflected or reserved against in the Financial Statements or incurred thereafter in the ordinary course of business consistent with past practice, or (y) are paid, discharged or satisfied as required under this Agreement;

                  (v) the Company will not conduct any "road shows" in furtherance of the Company's proposed initial public offering;

                  (w) the Company will not implement or adopt a dress code or other policy, whether written or unwritten, under which employees are required to wear clothing sold by the Company as a condition of employment; and

                  (x) none of the Sellers or the Company will enter into any agreement or take or commit to take any action or omit to take any action which would, if taken or omitted on or before the Closing Date, result in a breach of any of the foregoing covenants contained in this Section 6.1, make any of the representations or warranties of any of the Sellers or the Company contained in this Agreement untrue or incorrect as of the Closing Date (after giving effect to any Supplemental Disclosures (as defined below)), or prevent any Seller or the Company from performing, or cause any Seller or the Company not to perform, their respective covenants hereunder.

If the Company requests consent from the Purchaser to allow the Company to do or not do any of the matters set forth in this Section 6.1(a) - 6.1(x), the Purchaser shall respond in good faith to such request for consent within five
(5) business days of the Purchaser's receipt of the request from the Company. Notwithstanding anything in this Agreement to the contrary, in the event the Purchaser fails to respond within such five (5) business day period, with respect to any new real properly lease, the Company may proceed with negotiating and entering into such new real property lease.

         6.2 Access. The Company shall permit the Purchaser and its representatives to have full access at all reasonable times upon reasonable, prior notice to all of its directors, officers, management-level, head office employees, representatives, properties, books, records, operating instructions and procedures, Tax Returns, and all other information with respect to the Company as the Purchaser (or its representatives) may from time to time reasonably request and to make copies of such books, records and other documents, in a manner that does not unreasonably interfere with the normal operations of the Company, including, without limitation, access to perform such environmental investigation, including sampling of soil, groundwater or other media, as the Purchaser reasonably requests. Notwithstanding the foregoing, any and all investigations shall be conducted in a manner that does not unreasonably interfere with the conduct of the Company's business.

         6.3 Solicitation. The Company and each of the Sellers shall not, nor shall the Sellers permit the Company or any of its directors, officers, employees, representatives (including any investment banker, attorney or accountant retained by it) or agents to, directly or indirectly, solicit, initiate, encourage, or facilitate, enter into discussions concerning, or provide any data with respect to or respond to, any Acquisition Proposal (as defined below), or any inquiry or proposal which may reasonably be expected to lead to any Acquisition Proposal and shall promptly communicate any such Acquisition Proposal to the Purchaser. Immediately after the execution and delivery of this Agreement, each of the Sellers and the Company will, and will cause their respective officers, directors, employees, investment bankers, attorneys, accountants and other agents and representatives to, cease and terminate all existing activities, discussions or negotiations with any parties heretofore conducted with respect to any Acquisition Proposal and shall notify each such party that the Sellers and the Company no longer seeks the making of an Acquisition Proposal. As used herein, the term "Acquisition Proposal" shall mean any inquiry, offer or proposal for the acquisition (by merger, stock purchase or otherwise) of the Company or all or any portion of their respective assets or any equity interest therein, or any other transaction the consummation of which could reasonably be expected to impede, interfere with, prevent or delay the transactions contemplated hereby.

         6.4      Non-Competition; Solicitation of Employees.

                  (a) Without the express prior written consent of the Purchaser, each of the Management Sellers shall not, at any time during the three (3) year period immediately following the Closing, directly or indirectly, own, manage, control or participate in the ownership, management or control of or otherwise affiliate in any manner with, any person engaged in the business of women's apparel specialty retail, directly or indirectly, to consumers anywhere in North America; provided, however, that the ownership of securities representing no more than two percent (2%) of the outstanding voting power of any competitor, supplier or customer, which securities are listed on any national securities exchange or traded actively in the national over-the-counter market, shall not be deemed to be a "financial interest" so long as the person owning such securities has no other connection or relationship with such competitor, supplier or customer. Each of the Management Sellers further agrees that during the term of such Management Seller's New Employment Agreement and during the three (3) year period immediately following the Closing, such Management Seller shall not, directly or indirectly, for his or her benefit, or for the benefit of any other person, solicit the employment or services of, hire or retain any person who as of the Closing Date was employed by the Purchaser, the Company or any of its subsidiaries or affiliates as an employee or consultant (an "Existing Employee"). Notwithstanding the foregoing to the contrary, nothing in this
Section 6.4(a) shall restrict a Management Seller from soliciting or engaging the services of an Existing Employee if (i) neither the Management Seller nor the Existing Employee have been employed by the Purchaser, the Company or any of its subsidiaries or affiliates within the immediately preceding six-month period prior to such solicitation or engagement, (ii) the activities of the Management Seller do not otherwise violate the provisions of this Section 6.4 and (iii) such Existing Employee has been terminated by the Company, the Purchaser, or any of its subsidiaries or affiliates.

                  (b) Each of the Management Sellers acknowledges that (i) such Management Seller is a person who has developed the principal business of the Company (the "Company Business ") and is associated with the Company Business in the public's perception; (ii) the Company Business is national in scope; (iii) the Company Business is intensely competitive; (iv) such Management Seller's work for the Company Business has provided such Management Seller with access to and knowledge of non-public information of the Company and its clients and vendors, including, but not limited to, the pendency or contemplation of certain transactions, the identity of the Company Business' clients and vendors, the identity of the representatives of clients and vendors with whom the Company Business has dealt, the kinds of services provided by the Company Business to clients and offered to be performed for potential clients, the manner in which such services are performed or offered to be performed, the service needs of actual or prospective clients, pricing information, information concerning the creation, acquisition or disposition of products and services, computer software applications and other programs and personnel information, which may or may not be trade secrets of the Company (the "Confidential Information"); (v) the direct and indirect disclosure of any such Confidential Information to existing or potential competitors of the Company Business would place the Company Business at a competitive disadvantage and would do damage, monetary or otherwise, to the Company Business; (vi) the engaging by such Management Seller in any of the activities prohibited by this Section 6.4 may constitute improper appropriation and/or use of such Confidential

Information; (vii) such Management Seller has developed goodwill with clients of the Company Business at the substantial expense of the Company Business; (viii) the Purchaser is purchasing client goodwill developed by, among others, such Management Seller working with the Company; (ix) such Management Seller has been fully advised by counsel in connection with his or her entering into this Agreement, including as to statutory and common law regarding the enforceability of noncompetition and other restrictive covenants and agreements; and (x) the noncompetition and other restrictive covenants and agreements set forth in this Agreement are reasonable and it would not be reasonable for the Purchaser to enter into this Agreement without obtaining such non-competition and other restrictive covenants and agreements. Such Management Seller expressly acknowledges that the Confidential Information constitutes a protectable business interest of the Company Business.

                  (c) Each of the Management Sellers shall not, directly or indirectly, whether individually, as a director, stockholder, owner, partner, employee, principal or agent of any business, or in any other capacity, make known, disclose, furnish, make available or utilize any of the Confidential Information, other than as expressly permitted herein, or, in the opinion of legal counsel, is required by a court of competent jurisdiction or other administrative or legislative body; provided, however, that prior to disclosing any of the Confidential Information as required by a Governmental Authority, such Management Seller shall promptly notify the Purchaser so that the Purchaser may seek a protective Order or other appropriate remedy. After termination of the Management Seller's employment for any reason, such Management Seller agrees to return to the Purchaser all Confidential Information, including all photocopies, extracts and summaries thereof, and any such information stored electronically on tapes, computer disks or in any other manner. Notwithstanding the foregoing, the parties (and each employee, representative, or other agent of the parties) may disclose to any and all persons, without limitation of any kind, the tax treatment and any facts that may be relevant to the tax structure of the transaction beginning on the earliest of (i) the date of public announcement of the transaction, or (ii) the date of the execution of an agreement (with or without conditions) to enter into the transaction, provided, however, that neither party (nor any employee, representative or other agent thereof) may disclose any other information that is not relevant to understanding the tax treatment and tax structure of the transaction (including the identity of any party and any information that could lead another to determine the identity of any party), or any other information to the extent that such disclosure could result in a violation of any federal or state securities Law.

                  (d) In light of the foregoing and of each of the Management Seller's education, skills, abilities and financial resources, each of the Management Sellers agrees that such Management Seller will not assert, and it should not be considered, that any provisions of this Section 6.4 prevent such Management Seller from earning a living or otherwise are void, voidable or unenforceable or should be voided or held unenforceable.

                  (e)      Each of the covenants and agreements of this Section
6.4 is given by each of the Management Sellers as part of the consideration for this Agreement and as an inducement to the Purchaser to enter into this Agreement and to accept the obligations hereunder.

                  (f) If any party breaches, or threatens to commit a breach of, any of the provisions of Section 6.4(a) or 6.4(c) (the "Restrictive Covenants"), the Purchaser shall have the right and remedy to have the Restrictive Covenants specifically enforced by any court having equity jurisdiction, it being acknowledged and agreed that any such breach or threatened breach will cause irreparable injury to the Purchaser and that money damages will not provide adequate remedy to the Purchaser. The foregoing rights shall be in addition to, and not in lieu of, any other rights and remedies available to the Purchaser under law or in equity.

                  (g) If any court determines that any of the Restrictive Covenants, or any part thereof, is invalid or unenforceable, the remainder of the Restrictive Covenants shall not thereby be affected and shall be given full effect, without regard to the invalid portions. If any court determines that any of the Restrictive Covenants, or any part thereof, is unenforceable because of the duration or geographic scope of such provision, such court shall have the power to reduce the duration or scope of such provision, as the case may be, and, in its reduced form, such provision shall then be enforceable and shall be enforced.

                  (h) Each of the Management Sellers and the Purchaser intends to and hereby confers jurisdiction to enforce the Restrictive Covenants upon the courts of any jurisdiction within the geographical scope of such Restrictive Covenants. If the courts of any one or more of such jurisdictions hold the Restrictive Covenants wholly unenforceable by reason of the breadth of such scope or otherwise, it is the intention of each of the Management Sellers and the Purchaser that such determination not bar or in any way affect the Purchaser's right to the relief provided above in the courts of any other jurisdiction within the geographical scope of such Restrictive Covenants, such Restrictive Covenants in such other jurisdiction being, for this purpose, severable into diverse and independent covenants.

         6.5 Publicity. The parties hereto agree that prior to the Closing no publicity release or announcement concerning this Agreement or the transactions contemplated hereby shall be made without consultation between the Sellers' Representative and the Purchaser, provided, that if any announcement is required by Law or the rules of any securities exchange or market to be made by any party hereto, prior to making such announcement, such party will, to the extent practicable, deliver a draft of such announcement to the other party hereto and shall give the other party reasonable opportunity to comment thereon. Any communication from the Company concerning this Agreement or the transactions contemplated hereby to its employees and officers shall be prepared jointly by the Purchaser and the Company. The Company may respond to any question posed by any of its employees regarding the details of the cancellation and cash-out of the Options and the transition of the employees after the Closing; provided, that any such response shall be consistent with the Company Plans, applicable Law and the communication prepared jointly by the Purchaser and the Company as discussed in the preceding sentence. Upon execution hereof, the Purchaser and the Sellers' Representative will issue a joint report or press release substantially in the form attached hereto as Schedule 6.5 regarding this Agreement and the transactions contemplated hereby in the form and substance previously discussed between them.

         6.6      Required Consents; Further Assurances.

                  (a) Prior to the Closing, each of the Sellers, the Company and the Purchaser shall take, or cause to be taken, all actions reasonably necessary in relation to obtaining all required consents and notices, making all necessary registrations and filings and taking all steps as may be necessary to obtain an approval, consent or waiver from, or to avoid an action or proceeding by, any Governmental Authority or third party.

                  (b) The Company and the Purchaser shall, within five (5) business days following the execution and delivery of this Agreement by the parties (or such shorter period as required by applicable Law), promptly file the appropriate applications and materials required to be filed by them in connection with obtaining all necessary regulatory consents, approvals, waivers and authorizations required to be obtained prior to Closing (the "Regulatory Authorizations"), including without limitation pursuant to Section 6.10 hereof, and promptly file any additional information required in connection with such filings as soon as practicable after receipt of request therefor. Each of the Purchaser and the Sellers hereby agrees to (i) cooperate and promptly consult with the other party and (ii) provide in advance any reasonably available information and drafts and copies of the relevant portions of all filings to be submitted to the other party (and its counsel) in connection with obtaining the Regulatory Authorizations.

                  (c) Notwithstanding the foregoing, Sections 3.10, 3.11(c), 4.3(b), 5.6, 6.10 and this Section 6.6 shall not require, or be construed to require, the Purchaser or any of its affiliates in connection with the receipt of any regulatory approval, to proffer to, or agree to (i) sell or hold separate and agree to sell, divest, discontinue or limit, before or after the Closing Date, any assets, business, or interest in any assets or business of the Purchaser or the Company or their respective subsidiaries or affiliates (or to consent to any sale, or agreement to sell, or discontinuance or limitation by the Purchaser or the Company or the subsidiaries or affiliates, as the case may be, of any of their respective assets or business) or (ii) any conditions relating to, or changes or restrictions in, the operations of any such assets or business which, in the case of either clause (i) or (ii), could be expected, individually or in the aggregate, to materially and adversely impact the aggregate economic or business benefits, taken as a whole, to the Purchaser and its affiliates of the transactions contemplated by this Agreement.

                  (d) Each of the Purchaser and the Management Sellers, as promptly as practicable after the date hereof, shall, and, in the case of the

Management Sellers, shall cause the Company to, (i) deliver, or cause to be delivered, all notices and make, or cause to be made, all such declarations, designations, registrations, filings and submissions under all Laws applicable to it as may be reasonably required for it to consummate the transactions contemplated by this Agreement; (ii) use their commercially reasonable efforts to obtain, or cause to be obtained, all approvals, Orders, consents and waivers from all persons as may be required for it to consummate the transactions contemplated by this Agreement; and (iii) cooperate in good faith and use their commercially reasonable efforts to take, or cause to be taken, all other actions necessary, proper or advisable in order for it to fulfill its or their respective obligations hereunder.

         6.7 Notice of Breach; Supplement to Company Disclosure Schedule. On and after the date hereof until the Closing, the Company shall promptly notify the Purchaser in writing of the occurrence (or non-occurrence) of any event or the existence of any fact or circumstance of which any of the Sellers or the Company has knowledge, the occurrence (or non-occurrence) or the existence of which would be likely to cause any representation or warranty contained in Articles 3 or 4 hereof to be untrue or inaccurate in any material respect as of the date hereof or the Closing Date and of any failure by any of the Sellers or the Company to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder by Closing, unless such failure to comply or satisfy would not reasonably be expected, individually or in the aggregate, to materially and adversely impact the aggregate economic or business benefits, taken as a whole, to the Purchaser and its affiliates of the transactions contemplated by this Agreement. Should any such fact or condition require additional disclosure in the Schedules delivered pursuant to this Agreement by the Company or the Sellers (collectively, the "Company Disclosure Schedules") or a change to such Company Disclosure Schedules, in either case as a result of any matter that arises after the date hereof, if the Company Disclosure Schedules were dated as of the Closing Date, either the Company or the Sellers' Representative will deliver to the Purchaser a supplement to the Company Disclosure Schedules (the "Supplemental Disclosures") prior to the Closing specifying in reasonable detail such addition or change. Further, the Company or Sellers' Representative, on behalf of the Sellers, shall be permitted to set forth additional disclosure in reasonable detail in any Supplemental Disclosures whether or not this Agreement provides the right to set forth an exception to a statement made herein and such additional disclosure shall be deemed to modify accordingly the statement made herein and identified in the Supplement Disclosures. Any such Supplemental Disclosures to the Company Disclosure Schedules shall update the Company Disclosure Schedules as of the Closing Date for purposes of the representations, warranties and covenants made by the Company and the Sellers herein and to prevent any misrepresentation or breach of any representation, warranty, covenant or agreement covered thereby, subject to the limitations set forth in Section 7.4(f). Notwithstanding the foregoing, the delivery of any notice or supplement to the Disclosure Schedules pursuant to this Section 6.7 shall not affect the provisions set forth in
Article 8.

         6.8      Employee Benefits.

                  (a) Effective as of the Closing Date and for a period of one year immediately following the Closing Date, the Purchaser shall provide, or cause its subsidiaries to provide, to those persons who, immediately prior to the Closing Date, were employees of the Company and who commence employment with the Purchaser or any of its subsidiaries on or following the Closing Date (such individuals, "Continuing Employees"), benefits and compensation no less favorable, in the aggregate, than are provided to the Purchaser's similarly situated employees; provided, that nothing herein shall restrict the Purchaser or its subsidiaries from terminating the employment of any Continuing Employees. With respect to each benefit plan of the Purchaser ("Purchaser Plan") in which Continuing Employees subsequently participate, for purposes of determining eligibility and vesting, service with the Company shall be treated as service with the Purchaser; provided, that such service shall not be recognized to the extent that such service was not recognized under the applicable Company Plan and such service need not be credited to the extent it would result in a duplication of benefits.

                  (b) Nothing in this Section 6.8, whether express or implied, shall confer upon any person who is not a party to this Agreement, including any Continuing Employee, any right to employment or recall, any right to continued employment, any right to compensation or benefits, or any other right of any kind or nature whatsoever.

                  (c) Effective as of the Closing Date, the Company will adopt The White House, Inc. Head Office Severance Plan (the "Severance Plan") set forth on Schedule 6.8(c). The Purchaser and/or any of its subsidiaries will neither amend nor terminate the Severance Plan prior to July 31, 2004 without the prior written consent of the Sellers' Representative.

                  (d) In the event that, on or after the Closing Date, the Purchaser and/or any of its subsidiaries elects to terminate the employment of any persons who, immediately prior to the Closing Date, were employees of the Company, the Purchaser covenants and agrees that the Purchaser shall provide sufficient and adequate notice as may be required in accordance with the WARN Act and/or state or local laws or regulations requiring notice. Further, the Purchaser covenants and agrees that in the event that a "plant closing" or "mass layoff" (as defined in the WARN Act) occurs on or after the Closing Date, the Purchaser shall be responsible for providing any and all notices that may be required in accordance with the WARN Act and/or any applicable state or local law or regulations and for compliance with the WARN Act and any such state or local laws or regulations.

         6.9 Certain Tax Matters. During the period from the date hereof to the Closing Date, the Company shall: (i) timely file all Tax Returns required to be filed by it (except those Tax Returns for which deadlines have been extended in accordance with the Law until after the Closing Date) and such Tax Returns shall be prepared in a manner consistent with past practice, (ii) timely pay all Taxes due and payable (other than Taxes subject to a good faith dispute and for which the Company has properly accrued for in the Financial Statements in accordance with GAAP), and

(iii) promptly notify Purchaser of any U.S. federal or state income or franchise (or other material) Tax claim, claim for indemnification under a Tax Sharing Agreement or similar agreement, investigation or audit pending against or with respect to the Company in respect of any Tax matters (or any significant developments with respect to any ongoing Tax matters), including material Tax liabilities and material Tax refund claims.

         6.10 Hart-Scott-Rodino. As promptly as practicable, and in any event within five business days following the execution and delivery of this Agreement by the parties, the Purchaser and the Company shall prepare and file any required notification and report form under the HSR Act in connection with the transactions contemplated hereby. The Purchaser and the Company shall request early termination of the waiting period thereunder. The Purchaser and the Company shall respond with reasonable diligence to any request for additional information made in response to such filings. Any filing fee incurred with respect to such required notification and report form pursuant to this
Section 6.10 shall be shared equally by the Purchaser and the Sellers.

         6.11 Legend on Purchaser's Stock. The Management Sellers understand that the Purchaser's Stock has not been registered under the Securities Act or any state securities laws, and that each of the Management Sellers must therefore bear the economic risk of such investment indefinitely, unless a subsequent disposition thereof is registered under the Securities Act or is exempt from registration, and that the certificates representing the Purchaser's Stock will bear substantially the following legend:

         "THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED OR ANY OTHER SECURITIES LAWS. THEY MAY NOT BE SOLD OR TRANSFERRED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT AS TO THESE SECURITIES UNDER SAID ACT AND ANY OTHER APPLICABLE SECURITIES LAWS, OR AN OPINION OF COUNSEL IN FORM AND SUBSTANCE SATISFACTORY TO COUNSEL TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED."

         6.12 Piggyback Rights. If at any time the Purchaser proposes to register common stock under the Securities Act with respect to a public offering of common stock (other than a registration statement (i) on Form S-8 or any successor form thereto, (ii) filed solely in connection with a dividend reinvestment plan or employee benefit plan covering officers or directors of the Purchaser, or (iii) on Form S-4 or any successor form thereto), for sale by the Purchaser or any other stockholder of the Purchaser, the Purchaser shall, not less than 20 days prior to the proposed date of filing of a registration statement, give written notice to the Management Sellers of its intention to do so. The Management Sellers may then request a piggyback registration of all or a portion of the Management Sellers' Purchaser Stock Consideration. A piggyback request from any Management Seller shall state the number of shares to be registered. If the Purchaser receives a piggyback request from any Management Sellers within 10 days after such Management Seller's receipt of such notice, the Purchaser will use commercially reasonable efforts to cause the shares covered by the piggyback request to be so registered under the Securities Act in the proposed registration statement if the proposed registration statement becomes effective. Purchaser shall use commercially reasonable efforts to cause such registration statement to become effective. The shares of Purchaser Stock covered by a piggyback request of any Management Seller shall be sold pursuant to the same plan of distribution that applies to the majority of the other shares covered by such registration statement, except to the extent that the Management Seller and Purchaser otherwise agree in writing. Purchaser shall further use commercially reasonable efforts to (i) maintain the effectiveness of the registration statement pursuant to which shares are sought to be sold by the Management Sellers for a period of one hundred twenty (120) days or until the Management Sellers have sold all of their shares of Purchaser Stock included in such registration statement, and (ii) furnish the Management Sellers such number of copies of the prospectus, related registration statement and other documents as, in conformity with the requirements of Law, they may require to consummate a sale of the shares of Purchaser Stock sought to be registered. The Management Sellers' shall be responsible for their pro rata share of any commissions and underwriting discounts and agree to provide such indemnification and other agreements as are reasonable and customary, and the Purchaser shall be responsible for all other expenses customarily born by an issuer in connection with such registration. The rights of the Management Sellers to piggyback registration may be exercised on an unlimited number of occasions for a five (5) year period after Closing.

         6.13 NYSE Listing. Purchaser shall, prior to the Closing Date, file with the NYSE a Supplemental Listing Application providing for inclusion for quotation on the NYSE of the Management Sellers' Purchaser Stock Consideration and shall use best efforts to cause those shares to be approved for listing on the NYSE, subject to official notice of issuance, prior to the Closing Date.

         6.14 Director and Officer Liability. From and after the Closing Date for a period of six (6) years, the Purchaser shall continue and maintain the indemnification provided to the present and former directors and officers of the Company to the maximum extent permitted under the Maryland General Corporation Law in respect of actions taken prior to and including the Closing Date in connection with their duties as directors or officers of the Company. The obligations of the Purchaser under this Section 6.14 shall not be terminated or modified in such a manner as to adversely affect any person to whom this
Section 6.14 applies without the prior written consent of such affect person.

         6.15 Wells Fargo Line of Credit. At Closing, the Purchaser shall, or shall cause the Company to, repay any indebtedness outstanding under the Line of Credit. After the repayment of the Line of Credit, any Liens on the assets of the Company incurred in respect of the Line of Credit shall be released.

         6.16 Third Party Consents and Waivers. The Company agrees to consult with the employees and representatives of the Purchaser on a regular basis regarding the consents and waivers set forth on Schedule 3.11(c). Any additional cost, expense or fee required to obtain such consents and waivers shall be the obligation of the Purchaser; provided, however, that any such cost, expense or fee shall, individually and in the aggregate, be immaterial. Notwithstanding anything in this Agreement to the contrary, if any such cost, expense or fee required to obtain such waiver or consent is material, (i) the Purchaser shall not be required to pay such cost, (ii) neither the Company nor any Seller shall be required to obtain such consent or waiver and (iii) the Company and the Sellers shall not be deemed in breach of this Agreement in the event of termination of this Agreement pursuant to Section 8.4(d) hereof so long as the Company and the Sellers are otherwise in compliance with their obligations under this Agreement. Prior to being sent to the third party, each consent and waiver set forth on Schedule 3.11(c) will be in form and substance reasonably satisfactory to the Purchaser.

         6.17 Waiver. Subject to consummation of the transactions contemplated hereby, each of the Sellers hereby waives any and all rights held by such Seller regarding the Securities provided for in any of the agreements set forth on Schedule 4.1 and Schedule 3.2(a).

         6.18 No Sale. Each of the Sellers agrees that on and after the date hereof until the earlier of (x) the Closing or (y) the termination of this Agreement, except as otherwise consented to by the Purchaser in writing, or as expressly provided in this Agreement, each of the Sellers will not directly or indirectly sell or dispose of (or otherwise agree to do so) (i) any of the Securities or any other ownership interest such Seller may own in the Company;
(ii) any options, warrants or other right to purchase any capital stock or equity or other ownership interest in the Company that such Seller may own; or
(iii) any securities convertible into or exchangeable for any capital stock or equity or other ownership interest in the Company that such Seller may own, except for any intervivos transfers made to or for the benefit of such Seller's transferees; provided, however, that the transferee must agree to be bound in writing by the terms of this Agreement.

         6.19 New Sellers. If between the date of this Agreement and the Closing any Option or Warrant is exercised by a holder thereof and such holder is not already a party to this Agreement (a "New Seller"), the Company shall use its best efforts to cause such New Seller to execute this Agreement and become a party thereto. The parties to this Agreement hereby agree that they have no objection to adding any such New Sellers to this Agreement.

         6.20 Purchaser SEC Filings. With a view to making available to the Management Sellers the benefits of Rule 144 under the Securities Act, the Purchaser covenants and agrees to: (i) make and keep public information available, as those terms are understood and defined in Rule 144, until the earlier of (A) the third anniversary of the Closing Date or (B) such date as all of the Management Sellers' Purchaser Stock Consideration shall have been resold; and (ii) file with the SEC in a timely manner all reports and other documents required of the Purchaser under the Exchange Act.

ARTICLE 7. INDEMNIFICATION; SURVIVAL

         7.1      Indemnification by the Sellers.

                  (a) Subject to Section 7.4 hereof, each of the Sellers shall severally and not jointly indemnify the Purchaser, the Company and its affiliates, and their respective successors and assigns, and their respective officers, directors, stockholders and employees (collectively, the "Purchaser Indemnified Parties") from and against and shall reimburse the same for and in respect of any and all losses, costs, payments, fines, liabilities, claims, penalties, damages and expenses (including all legal fees and expenses) of any nature or kind, fixed, accrued, or absolute, excluding (i) any consequential damages and (ii) any costs, payments, liabilities and expenses incurred in the ordinary course as permitted by Article 6 hereof (collectively "Losses") incurred by the Purchaser Indemnified Parties which may be claimed or assessed against any of them or to which any of them may be subject in connection with any and all suits or Losses which are caused by, arise from or are related to any breach of any representation or warranty made by such Seller pursuant to Sections 4.1, 4.2 and 4.3(a) of this Agreement. No Seller shall have any liability to the Purchaser or any other person in the representations, warranties, covenants and agreements of any other Seller under Article 4.

                  (b) Subject to Section 7.4 hereof and the provisions of this Section 7.1(b), the Sellers shall severally and not jointly indemnify the Purchaser Indemnified Parties from and against and shall reimburse the same for and in respect of any and all Losses incurred by any Purchaser Indemnified Party which may be claimed or assessed against any of them or to which any of them may be subject in connection with any and all suits or Losses which arise from or are related to any breach of any representation, warranty, covenant or agreement made by the Company pursuant to Article 3 or Article 6 of this Agreement (other than Section 3.15, which shall be governed by Section 10.1(a)). It is expressly acknowledged and agreed that following the Closing, all liabilities and obligations (including, without limitation, liabilities and obligations pursuant to this Article 7) with respect to the representations and warranties set forth in Article 3 hereof shall be the sole and exclusive, several (and not joint) responsibility of the Sellers. The Sellers shall have no rights or claims against the Company with respect to any liabilities the Sellers incur (pursuant to this Article 7 or otherwise) with respect to such representations, warranties, covenants and agreements including, without limitation, any claim for indemnification or contribution except as provided in Section 7.6. Furthermore, notwithstanding anything in the preceding sentence of this Section 7.1(b) to the contrary, it is expressly acknowledged and agreed that in the event that this Agreement is terminated prior to Closing pursuant to Section 8.4 hereof, (a) all liabilities and obligations (including, without limitation, liabilities and obligations pursuant to this Article 7) with respect to the representations and warranties set forth in Article 3 and the covenants and other agreements set forth in Articles 6 and 10 hereof shall be the sole and exclusive responsibility of the Company, and (b) the Company shall have no rights or claims against the Sellers with respect to any liabilities the Company incurs (pursuant to this Article 7 or otherwise) with respect to such representations, warranties, covenants and agreements.

                  (c) To the extent that the Purchaser could bring a claim for monetary damages (including but not limited to claims pursuant to Sections 7.1(a) and 7.1(b)), such claims shall be brought solely as a claim for Losses under Article 7 and shall be subject to the limitations set forth in Article 7. With respect to any breach of any covenant or agreement made by any Seller pursuant to Article 6, the Purchaser shall have the right and remedy to have such covenants or agreements specifically enforced by any court having equity jurisdiction, it being acknowledged and agreed that any such breach or threatened breach will cause irreparable injury to the Purchaser and that money damages will not provide adequate remedy to the Purchaser, provided, that if there is any claim for monetary damages, such claim shall be subject to the limitations set forth in this Section 7.1(c). With respect to any breach of any covenant or agreement made by the Company pursuant to Article 6, the Purchaser shall have the right and remedy to have such covenant or agreement specifically enforced by any court having equity jurisdiction, it being acknowledged and agreed that any such breach or threatened breach will cause irreparable injury to the Purchaser and that money damages will not provide adequate remedy to the Purchaser; provided, that if there is any claim for monetary damages, such claim shall be subject to the limitations set forth in this Section 7.1(c).

         7.2      Indemnification Procedures.

                  (a) Notice. The Purchaser Indemnified Parties agree to give each party obligated to provide indemnification pursuant to this Article 7 (an "Indemnifying Party") prompt written notice (the "Claim Notice") of any claim, assertion, event, condition or proceeding by or in respect of any third party (each, a "Third Party Claim") of which it has knowledge concerning any liability or damage as to which it may request indemnification hereunder, provided, however, that failure of the Purchaser Indemnified Party to give the Claim Notice will not relieve the Indemnifying Party from liability hereunder unless solely and to the extent the Indemnifying Party did not otherwise learn of such Third Party Claim and such failure results in the forfeiture by the Indemnifying Party of substantial rights and defenses, and will not in any event relieve the Indemnifying Party from any other indemnification obligations under this Article 7 to the Purchaser Indemnified Party other than the indemnification obligation provided herein. The Claim Notice need only be provided to the Sellers' Representative and references to the Indemnifying Party in the procedural provisions of this Section 7.2 shall be to the Sellers' Representative.

                  (b) Conduct of Defense. An Indemnifying Party shall have the right, upon written notice to the Purchaser Indemnified Party (the "Defense Notice") within five (5) days of its receipt from the Purchaser Indemnified Party of the Claim Notice, to conduct at its expense the defense against such Third Party Claim in its own name, or, if necessary, in the name of the Purchaser Indemnified Party. When the Indemnifying Party assumes the defense, the Purchaser Indemnified Party shall have the right to approve the defense counsel (which approval shall not be unreasonably withheld or delayed) and the Purchaser Indemnified Party will have no liability for any compromise or settlement of any such claim that is effected without its prior written consent, unless the sole relief provided is monetary damages that are paid in full by the Indemnifying Party and such compromise or settlement includes a release of each Purchaser Indemnified Party from any liabilities arising out of such Third Party Claim. In the event that the Indemnifying Party does deliver a Defense Notice and thereby elects to conduct the defense of such Third Party Claim, the Purchaser Indemnified Party will, at the Indemnifying Party's sole expense, cooperate with and make available to the Indemnifying Party such assistance, personnel, witnesses and materials as the Indemnifying Party may reasonably request. Regardless of which party defends such Third Party Claim, the other party shall have the right at its expense to participate in the defense assisted by counsel of its own choosing; provided, however that the Indemnifying Party shall control such defense. In the event that the Indemnifying Party shall fail to give the Defense Notice within the time prescribed by this Section 7.2(b), the Purchaser Indemnified Party shall have the sole right to conduct such defense and the Purchaser Indemnified Party may pay, compromise or defend such claim or proceeding at the Indemnifying Party's expense.

         7.3 Other Indemnity Claims. In the event any Purchaser Indemnified Party should have a claim against any Indemnifying Party hereunder which does not involve a Third Party Claim, the Purchaser Indemnified Party shall promptly transmit to the Indemnifying Party a written notice (the "Indemnity Notice") describing in reasonable detail the nature of the claim and the basis of the Purchaser Indemnified Party's request for indemnification under this Agreement, provided, however, that failure of the Purchaser Indemnified Party to give the Indemnity Notice will not relieve the Indemnifying Party from liability hereunder unless solely and to the extent the Indemnifying Party did not otherwise learn of such claim and such failure results in the forfeiture by the Indemnifying Party of substantial rights and defenses, and will not in any event relieve the Indemnifying Party from any other indemnification obligations under this Article 7 to the Purchaser Indemnified Party other than the indemnification obligation provided herein.

         7.4      Limitations on Indemnification.

                  (a) No claim for indemnification may be made by the Purchaser Indemnified Parties pursuant to Section 7.1(b) or Section 10.1(a) until the aggregate amount of all such claims for which Losses are otherwise recoverable is in excess of $700,000 (the "Threshold Amount"), after which the Purchaser Indemnified Parties will be entitled to make any such claim for amounts beginning at the first dollar of such Losses in excess of the Threshold Amount.

                  (b) Notwithstanding any provision of this Agreement to the contrary except for Section 7.4(d) hereof, the liability of each Seller for Losses or other claims for indemnification under Section 7.1(a) of this Agreement shall not exceed that portion of the Purchase Price actually received by such Seller pursuant to this Agreement, including any Remaining Escrow Amount and any Indemnification Expense Cash actually received by such Seller pursuant to a distribution thereof.

                  (c) Notwithstanding any provision of this Agreement to the contrary except for Section 7.4(d) hereof, the aggregate liability of the Sellers for Losses or other claims for indemnification under Section 7.1(b) and
Section 10.1(a) of this Agreement shall not exceed an aggregate amount equal to the Escrow Amount initially deposited into the escrow fund pursuant to the Escrow Agreement, and the sole source for satisfying such indemnification claims against the Sellers, individually or jointly, shall be the Escrow Amount.

                  (d) Notwithstanding any provision of this Agreement to the contrary, the limitations set forth in Sections 7.4(a), (b) and (c) shall not apply in the case of fraud and nothing in this Article 7 shall limit any rights any person may have with respect to any claim for fraud.

                  (e) Any claims made by any Purchaser Indemnified Party under this Article 7 will be further limited as follows:

                           (i)      The amount required to be paid for Losses
will be reduced to the extent of any insurance proceeds a Purchaser Indemnified Party actually receives under any insurance policies (if any) covering such Losses.

                           (ii)     In determining the amount of Loss payable
under Section 7.1, the parties will take into account any Tax benefit or Tax actually realized or incurred, as the case may be, by an Indemnifying Party or Purchaser Indemnified Party, as the case may be, with respect to such Loss, and the calculation of Losses shall be computed net of such Tax benefit or gross of such Tax, as the case may be.

                  (f) Notwithstanding anything in this Agreement to the contrary, after the date hereof and prior to the Closing Date, the Company is permitted to provide Supplemental Disclosures as contemplated by Section 6.7. No such Supplemental Disclosures will affect the obligations of the Company set forth in Article 8. For purposes of this Article 7, notwithstanding anything in this Agreement to the contrary, excluding fraud, no claims for indemnification may be made by any Purchaser Indemnified Party in respect of a Loss that arises as a result of the matters disclosed in the Supplemental Disclosures until such claims for which Losses are otherwise recoverable are in excess of $200,000, after which any claim made in respect of such Supplemental Disclosures for amounts beginning at the first dollar in excess of $200,000 shall be (x) counted towards the Threshold Amount set forth in Section 7.4(a) herein, and (y) if the Threshold Amount has already been reached, shall be subject to Sections 7.4(b), 7.4(c), 7.4(d) and 7.4(e). To the extent that claims for indemnification are made with respect to the Supplemental Disclosures, the indemnification procedures, limitations and provisions of this Article 7 shall otherwise govern any indemnification claims which arise from matters in the Supplemental Disclosures. With respect to Supplemental Disclosures, it is understood that (i) actions taken pursuant to Section 6.1 with the consent of the Purchaser and (ii) the Company's entry into new Material Contracts in the ordinary course of business shall not be deemed the basis of indemnification under this Section 7.4(f) so long as any such new Material Contract would not reasonably be expected to have a Company Material Adverse Effect.

         7.5 Survival of Representations, Warranties and Covenants. The representations, covenants, agreements and warranties of the parties contained herein, or in any certificate, schedule, list, exhibit, agreement, document or other writing delivered pursuant hereto or in connection with the transactions contemplated hereby shall survive until the first anniversary of the Closing Date (the "Expiration Date"), and no party may seek indemnification under this
Article 7 or Article 10 with respect to a breach of a representation or warranty after the Expiration Date; provided, however, that (i) the representations and warranties of the Sellers contained in Sections 4.1, 4.2 and 4.3(a) shall survive until the applicable statute of limitations expires, and (ii) the representation and the warranties of the Purchaser contained in Article 5 shall not survive, and shall terminate upon, the Closing, except for Section 5.10 which shall survive until the applicable statute of limitations expires. Notwithstanding anything to the contrary contained herein, all representations and warranties made by each of the Sellers, the Purchaser and the Company in this Agreement or in any schedule or other document delivered pursuant hereto, and the liability with respect thereto, shall not terminate with respect to any claim, whether or not fixed as to liability or liquidated as to amount, with respect to which such party has been given written notice stating the nature of such claim in good faith prior to the date on which such representation or warranty expires. Notwithstanding anything to the contrary in this Agreement,
(a) no investigation by a party shall affect the representations, warranties, covenants and agreements of the other parties under this Agreement or in any certificate, schedule, list, exhibit, agreement, document or other writing delivered pursuant hereto or in connection with the transactions contemplated hereby furnished or to be furnished to the other parties and (b) such representations, warranties, covenants and agreements shall not be affected or deemed waived by reason of the Closing or of the fact that the other party or parties knew or should have known that any of the same is or might be inaccurate in any respect.

         7.6 Indemnification Rights of Former Company Affiliates. Any affiliate of the Company entitled to indemnification (whether as an officer, director, stockholder or in any other capacity) pursuant to the Charter and Bylaws of the Company shall maintain the right to such indemnification from the Company after the Closing Date in accordance with the terms of the Company's Charter and Bylaws as in effect immediately prior to the Closing Date. Any claim for indemnification pursuant to the foregoing sentence shall be a "Company Affiliate Indemnification Claim." Notwithstanding the foregoing, nothing in this
Section 7.6 shall restrict the Purchaser from seeking indemnification pursuant to this Article 7 for any Losses claimed as a result of payments made in settlement or satisfaction of a Company Affiliate Indemnification Claim.

         7.7 Limitation of Other Indemnification Rights. If the Indemnifying Party is one of the Sellers (a "Seller Indemnifying Party"), such Seller Indemnifying Party shall not have any right to indemnification or other recovery thereunder or otherwise (whether as an officer, director, stockholder or in any other capacity) from the Company with respect to any matter to the extent that such Seller Indemnifying Party is liable, or would be liable but for the limitations on indemnification contained herein, to any of the Purchaser Indemnified Parties for indemnification under this Article 7 with respect to such matter. Nothing in this Section 7.7 shall limit the rights set forth in
Section 7.6.

         7.8 Exclusivity of Article 10. Notwithstanding anything contained herein to the contrary, except for Sections 7.1(c), 7.4(a), 7.4(c), 7.4(d), 7.4(f), 7.5 and 7.10, Article 7 shall have no application to any matter that is governed by Article 10.

         7.9 Exclusivity of Section 9.2. Notwithstanding anything herein to the contrary, Article 7 shall have no application to any matter governed by
Section 9.2 hereof.

         7.10 Sole Remedy. Upon and after the Closing, the provisions of this Article 7 represent the sole and exclusive remedy available to the Purchaser for a misstatement or omission from any representation, or a breach of any warranty, covenant or agreement contained in this Agreement, other than (i) fraud, (ii) Taxes which shall be governed solely by Article 10 (except as set forth in Section 7.8) and (iii) Section 6.4 which shall be governed solely by
Section 9.2. Further, except in the case of fraud, the sole remedy for the Purchaser for the indemnity set forth in Section 7.1(b) and Section 10.1(a) shall be against the Escrow Amount, and the Sellers shall have no liability to the Purchaser under the indemnity in Section 7.1(b) and Section 10.1(a) for any amount in excess of the Escrow Amount. Effective upon and after the Closing, except (i) in the case of fraud, (ii) in the case of a breach of Section 6.4 and
(iii) as expressly provided otherwise in this Agreement, the Purchaser hereby unconditionally waives, to the fullest extent permitted under applicable Law, any and all other rights that it may have at Law or in equity for a misstatement of or omission from any representation, or a breach of any warranty, covenant or agreement contained in this Agreement.

ARTICLE 8. CONDITIONS TO CLOSING.

         8.1 Conditions to Each Party's Obligations. The respective obligations of each party under this Agreement are subject to the satisfaction or waiver in writing at or prior to the Closing Date of each of the following conditions:

                  (a) No Law shall have been adopted or promulgated and no temporary restraining Order, preliminary or permanent injunction or other Order issued by a Governmental Authority of competent jurisdiction shall be in effect having the effect of making the transactions contemplated hereby illegal or otherwise prohibiting the consummation of the transactions contemplated hereby.

                  (b) All material consents, Orders or approvals of, declarations or filings with, and expirations of waiting periods imposed by, any Governmental Authority that are legally required for the consummation of the transactions contemplated hereby, if any, shall have been obtained and shall be in effect.

         8.2 Conditions to Obligations of the Purchaser. The obligations of the Purchaser under this Agreement are subject to the satisfaction or waiver in writing at or prior to the Closing Date of the following conditions:

                  (a) The representations and warranties made by each of the Sellers and the Company in this Agreement shall be true and correct in all material respects, except that the representations and warranties made in Sections 3.2, 3.3 and 4.1 and those representations, warranties, covenants and agreements made by each of the Sellers and the Company in this Agreement that are qualified or limited by materiality or Company Material Adverse Effect which shall be true and correct, in each case as of the date of this Agreement and as of the Closing Date with the same effect as if such representations and warranties had been made at and as of the Closing Date without giving effect to any Supplemental Disclosures that were delivered by the Company or the Sellers' Representative to the Purchaser prior to Closing in accordance with Section 6.7. Each of the Sellers and the Company shall have performed and complied in all material respects with all obligations required to be performed or complied with by them under this Agreement at or prior to the Closing Date. The Purchaser shall have received a certificate signed by the Sellers' Representative and by the Chief Executive Officer and the Chief Financial Officer of the Company to the effect of this Section 8.2(a).

                  (b) Each document, certificate or other delivery required to be delivered pursuant to Section 2.2 must have been delivered, and each of the other covenants and obligations required to be performed or complied with by the Company or any Seller on or prior to Closing set forth in Article 6 must have been performed and complied with in all respects.

                  (c)      Immediately after satisfaction by the Purchaser of
Section 6.15 hereof, all outstanding indebtedness for borrowed money of the Company shall have been repaid or satisfied in full, and any Liens on the assets of the Company shall have been released except for those Liens set forth on Schedule 2.2(b)(iv), on terms satisfactory to the Purchaser, and the Purchaser shall have received evidence thereof reasonably satisfactory to the Purchaser and its counsel.

                  (d) Subject to Section 6.16, all consents and waivers set forth on Schedule 3.11(c) shall have been received from the applicable third party, in form and substance reasonably satisfactory to the Purchaser, without any loss of benefits or rights to the Company, it being understood however that any such consent or waiver shall not be deemed satisfactory or acceptable if (i) any such consent or waiver requires the payment of additional costs, expenses or fees, which, individually or in the aggregate, are not immaterial, and (ii) any such consent or waiver contains a provision, term or condition which would (A) in the Purchaser's reasonable judgment, be deemed to be excessive or unfair or
(B) reasonably be deemed to have adversely affected the benefits expected to be obtained by the Purchaser from the transactions contemplated hereby.

                  (e) The Management Sellers and MS shall have executed and delivered the New Employment Agreements as of the Closing Date.

                  (f) Subject to the delivery of the Option Cash Out Amount by the Purchaser to the Company, all Options shall have been cashed out as contemplated in Section 2.3(a)(v), all Warrants shall have been canceled and/or cashed out in accordance with Section 3.2(b) and the Company's 1999 Plan shall have been terminated.

                  (g) Executed signature pages with respect to this Agreement shall have been received from each of the New Sellers.

         8.3 Conditions to Obligations of Each of the Sellers. The obligations of each of the Sellers under this Agreement are subject to the satisfaction or waiver in writing at or prior to the Closing Date of each of the following conditions:

                  (a) The representations and warranties made by the Purchaser shall be true and correct in all material respects, except that those representations, warranties, covenants and agreements made by the Purchaser in this Agreement which are limited by materiality or Purchaser Material Adverse Effect shall be true and correct, in each case as of the date of this Agreement and as of the Closing Date with the same effect as if such representations and warranties had been made at and as of the Closing Date. The Purchaser shall have performed and complied with in all material respects all obligations required to be performed or complied with by it under this Agreement at or prior to the Closing Date. The Sellers' Representative shall have received a certificate signed by the Chief Executive Officer and the Chief Financial Officer of the Purchaser to the effect of this Section 8.3(a).

                  (b) Each document, certificate or other delivery required to be delivered pursuant to Section 2.3, including, without limitation, the Purchase Price, the Company's Additional Expenses and the Company's IPO Expense

Reimbursement, must have been delivered as set forth in Section 1.2, and each of the other covenants and obligations required to be performed or complied with by the Purchaser on or prior to Closing set forth in Article 6 must have been performed and complied with in all respects.

                  (c) The Purchaser shall have executed and delivered the New Employment Agreements as of the Closing Date.

         8.4 Termination. This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the
Closing:

                  (a) by mutual written consent of the Sellers' Representative and the Purchaser;

                  (b) by either the Purchaser or the Sellers' Representative, if the Closing has not occurred on or before the sixtieth (60th) day following the date hereof; provided, however, that this date (i) may be extended by the prior written consent of both parties and (ii) if the consents and waivers pursuant to Section 3.11(c) and the HSR Act have not been obtained on or prior to the expiration of such 60-day period, shall be automatically extended until such time (but in no event later than December 30, 2003) that such consents or waivers pursuant to Section 3.11(c) have been obtained and the requisite consents or approvals under the HSR Act have been obtained; provided, further, that the right to terminate this Agreement pursuant to this Section 8.4(b) shall not be available to any party whose breach of a covenant, representation or warranty has proximately contributed to the failure of the Closing to occur on or before such date;

                  (c) by either the Purchaser or the Sellers' Representative, if a Governmental Authority shall have issued a non-appealable final Order, decree or ruling or taken any other non-appealable final action having the effect of permanently restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby (which Order, decree, ruling or other action the party seeking to terminate this Agreement shall have used its commercially reasonable efforts to lift);

                  (d) by the Purchaser, if there has been a material violation or breach by any of the Sellers or the Company of any covenant, agreement, representation or warranty contained in this Agreement which has rendered the satisfaction of any condition contained in Article 8 hereof incapable of fulfillment or, if capable of being cured, has not been cured within 30 days of the date on which the Sellers' Representative receives written notice thereof from the Purchaser, in any case without giving effect to any Supplemental Disclosures; or

                  (e) by the Sellers' Representative, if there has been a material violation or breach by the Purchaser of any covenant, agreement, representation or warranty contained in this Agreement which has rendered the satisfaction of any condition contained in Article 8 hereof incapable of fulfillment or, if capable of being cured, has not been cured within 30 days of the date on which the Purchaser receives written notice from the Sellers' Representative.

If either the Purchaser or the Sellers' Representative terminates this Agreement pursuant to the provisions hereof, such termination will be effected by written notice to the other party specifying the provision hereof pursuant to which the termination is made.

         8.5 Effect of Termination. In the event of the termination of this Agreement pursuant to Section 8.4, this Agreement shall forthwith become null and void and there shall be no liability or obligation on the part of any party hereto or any of its affiliates, directors, officers or stockholders, except (a) as stated in this Section 8.5 and that Article 7, Article 9 and Article 11 shall survive such termination; and (b) no such termination shall relieve any party hereto of any liability for any breach of this Agreement by such party.

ARTICLE 9. COSTS; POST-CLOSING COVENANTS.

         9.1      Transactional Costs.

                  (a) Except as set forth in Sections 9.1(b), 9.1(c) and 10.7, the Purchaser shall be responsible for all of its legal, accounting, advisory, and other fees and expenses incurred in connection with this Agreement and the consummation of the transactions contemplated hereby, including fifty percent (50%) of any filing fees incurred with respect to the HSR Act (the "Purchaser Transactional Costs") and the Sellers shall be responsible for (i) any fees and expenses incurred by the Company in furtherance of the Company's proposed initial public offering other than those set forth on Schedule 1.4,
(ii) all legal, accounting and advisory fees (other than the Advisory Fees (as defined below)) and (iii) other fees and expenses incurred by the Company and the Sellers in connection with this Agreement and the consummation of the transactions contemplated hereby, including (x) any costs and fees relating to the cancellation or cashing out of the Warrants and termination of the 1999 Plan and (y) fifty percent (50%) of any filing fees incurred by the parties with respect to the HSR Act (collectively, the "Sellers' Transactional Costs"). To the extent that the amount set forth on Schedule 1.2 with respect to the Sellers' Transactional Costs is not sufficient to pay the Sellers' Transactional Costs, the Sellers shall be severally responsible for any such additional costs and other fees and expenses. The Sellers shall also be responsible for (i) any fees and expenses which may be due to Allen & Company LLC (the "Advisory Fees") and (ii) any costs and fees relating to the prepayment of the Line of Credit (together, with the Advisory Fees, the "Company's Additional Expenses"). To the extent that the amount set forth on Schedule 1.2 with respect to the Company's Additional Expenses is not sufficient to pay the Company's Additional Expenses, the Sellers shall be severally responsible for any such additional costs and other fees and expenses.

                  (b) In the event that the Closing shall not have occurred as a result of the termination of this Agreement by the Purchaser pursuant to
Section 8.4(d)
hereof, the Company (and not the Sellers) shall be responsible for and/or shall reimburse the Purchaser for all reasonable legal, accounting, advisory and other fees and expenses of Purchaser incurred up to the date of termination in connection with this Agreement and the negotiation of the transactions contemplated hereby.

                  (c) In the event that the Closing shall not have occurred as a result of the termination of this agreement by the Sellers' Representative pursuant to Section 8.4(e) hereof, the Purchaser shall be responsible for and/or shall reimburse the Company and the Sellers for all reasonable legal, accounting, advisory and other fees and expenses of the Company and Sellers, respectively, incurred up to the date of termination in connection with this Agreement and the negotiation of the transactions contemplated hereby.

         9.2 Remedy of Any Breach of Section 6.4. Notwithstanding any provision of this Agreement to the contrary, remedy for any breach of Section
6.4 shall be sought solely and exclusively against the Management Seller alleged to have committed such breach, and no recovery action may be brought by the Purchaser against the Escrow Amount or against any other Seller.

ARTICLE 10. TAX MATTERS.

         10.1     Tax Indemnification.

                  (a) Subject to Section 7.1(c), Section 7.4(a), Section 7.4(c), Section 7.4(d), Section 7.4(f), Section 7.5, Section 7.10, and Section
10.11 and except for any reserves for current Taxes accrued and not yet due in the ordinary course of business that are specifically reserved for on the Financial Statements or specifically reserved for in the normal and ordinary course of business since the dates of the Financial Statements up to and including the Closing Date, the Sellers shall severally and not jointly indemnify, defend and hold harmless the Purchaser Indemnified Parties against, and shall reimburse the Purchaser Indemnified Parties for, any and all Losses arising out of, based upon or relating or attributable to (without duplication):

                           (i)      any breach of or inaccuracy in any
representation or warranty contained in Section 3.15 of this Agreement; and

                           (ii)     the breach by the Sellers or the Sellers'
Representative or the failure by the Sellers or the Seller' Representative to perform (or cause to have performed) any of the covenants made by them or agreements entered into contained in this Article 10, Section 6.1(r) or Section 6.9.

                  (b) For purposes of this Section 10.1, in order to apportion appropriately any Taxes relating to any period that begins on or before and that ends after the Closing Date (in each case, a Straddle Period), the parties hereto shall, to the extent permitted under applicable Law, elect with the relevant Tax authority to treat for all Tax purposes the Closing Date as the last day of the taxable year or

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

period of the Company. In any case where applicable Law does not permit the Company to treat the Closing Date as the last day of the taxable year or period, the portion of any Taxes that are allocable to the portion of the Straddle Period ending on the Closing Date shall be:

                           (i)      in the case of Taxes that are imposed on a
periodic basis, deemed to be the amount of such Taxes for the entire period (or, in the case of such Taxes determined on an arrears basis (such as real property taxes), the amount of such Taxes for the immediately preceding period) multiplied by a fraction the numerator of which is the number of calendar days in the Straddle Period ending on (and including) the Closing Date and the denominator of which is the number of calendar days in the entire relevant Straddle Period; and

                           (ii)     in the case of Taxes not described in (i)
(such as taxes that are either (x) based upon or related to income or receipts, or (y) imposed in connection with any sale or other transfer or assignment of property (real or personal, tangible or intangible)), deemed equal to the amount that would be payable if the taxable year or period ended on the Closing Date.

                  (c) Notwithstanding anything to the contrary contained in this Agreement, for all Texas franchise Taxes (and all other similar Taxes imposed under the state or local Law of any jurisdiction, the Taxes due with respect to which are determined based upon income (or with respect to a balance sheet) relating to periods preceding the period such Tax is imposed), the period with respect to which the Tax is based upon shall be treated as the actual period for the purposes of this Agreement.

                  (d) Subject to Section 7.8, is expressly acknowledged and agreed that following the Closing, all liabilities and obligations pursuant to this Article 10 shall be the sole and exclusive, several and not joint responsibility of the Sellers. The Sellers shall have no rights or claims against the Company with respect to any liabilities any Seller incurs pursuant to this Article 10 including, without limitation, any claim for indemnification or contribution except as set forth in Section 7.6.

         10.2 Tax Refunds. Subject to Section 10.5, the Purchaser shall pay to the Sellers' Representative on behalf of the Sellers (a) all refunds or credits of Taxes received by the Purchaser or the Company after the Closing Date and attributable to Taxes paid by the Company with respect to a Pre-Closing Period and (b) a portion of all refunds or credits of Taxes received by the Purchaser or the Company after the Closing Date and attributable to Taxes paid by the Company with respect to any Straddle Period (such portion to be allocated consistent with the principles set forth in Section 10.1(b)), in each case, net of any Taxes imposed on such refund amount; provided, however, that the Sellers shall not be entitled to any refund or credit of the Company relating to (a) a carryback of a Tax attribute relating to any period ending after the Closing Date or (b) any reserves for current Taxes accrued and not yet due in the ordinary course of business that are specifically reserved for on the Financial Statements or specifically reserved for in the normal and ordinary course of business since the dates of the Financial Statements up to and including the Closing Date. All

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

Tax refunds shall be paid within 5 days of receipt. "Pre-Closing Period" shall be any taxable period ending on or before the Closing Date.

         10.3     Preparation and Filing of Tax Returns and Payment of Taxes.

                  (a) The Company shall prepare and timely file (or cause to be prepared and timely filed), all Tax Returns for all Pre-Closing Periods (including estimated Tax Returns) required to be filed by the Company on or prior to the Closing Date and the Sellers' Representative shall prepare and timely file (or cause to be prepared and timely filed) all U.S. federal income Tax Returns of the Company for all Pre-Closing Periods (such Tax Returns, the "Pre-Closing Period Tax Returns"). All such Pre-Closing Period Tax Returns shall be prepared and filed in a manner that is consistent with the prior practice of the Company, except as required by applicable Law. The Company shall pay or shall cause to be paid all Taxes due and payable in respect of all such Pre-Closing Period Tax Returns, except for Taxes subject to indemnification under Section 10.1(a). The Purchaser shall have the right to review such Pre-Closing Tax Returns, to the extent such Pre-Closing Tax Returns contain any item that could affect the Taxes of the Company or the Purchaser in any post-Closing period.

                  (b) The Purchaser shall prepare and timely file or cause the Company to prepare and timely file, (i) all Tax Returns for all Pre-Closing Periods required to be filed by the Company after the Closing Date (except for all U.S. federal income Tax Returns of the Company for all Pre-Closing Periods, which shall be prepared and filed by the Sellers' Representative pursuant to
Section 10.3(a)) and (ii) all Tax Returns required to be filed by the Company for all Straddle Periods (such Tax Returns in (ii), the "Straddle Period Tax Returns"). All such Straddle Period Tax Returns shall be prepared and filed in a manner that is consistent with the prior practice of the Company, except as required by the applicable Law. If any Taxes relating to a Straddle Period (or any portion thereof) are subject to indemnification under Section 10.1(a), the Purchaser shall deliver drafts of the relevant Straddle Period Tax Return to the Sellers' Representative for its review at least ten (10) days prior to the due date of any such Tax Return (taking into account valid extensions) and shall notify the Sellers' Representative of the Purchaser's calculation of the Sellers' share of the Taxes of the Company for any such Straddle Period (determined in accordance with Section 10.1(b)); provided, however, that such drafts of any such Straddle Period Tax Return and such calculations of the Sellers' share of the Tax liability for such Straddle Period (determined in accordance with Section 10.1(b)) shall be subject to the Sellers' Representative's review and approval, which approval shall not be unreasonably withheld or delayed. If the Sellers' Representative disputes any item on such Tax Return, it shall notify the Purchaser (by written notice within ten (10) days of receipt of the Purchaser's calculation) of such disputed item (or items) and the basis for its objection. If the Sellers' Representative does not object by written notice within such period, the Purchaser's calculation of the Sellers' share of the Taxes for such Straddle Period shall be deemed to have been accepted and agreed upon, and final and conclusive, for all purposes hereof. The parties hereto shall act in good faith to resolve any such

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

dispute prior to the date on which the Tax Return is required to be filed; provided, however, that notwithstanding anything to the contrary in this Section 10.3(b), the Purchaser shall have the right to timely file such Tax Return and shall amend such Tax Return to the extent any disputed item is resolved in a manner inconsistent therewith. If the parties hereto cannot resolve any disputed item within a fifteen (15) day period after delivery of notice of the dispute, the item in question shall be resolved by a nationally recognized certified public accounting firm, excluding the primary certified public accounting firm of the Purchaser and the Company, or any other accounting firm reasonably accountable to the Sellers' Representative and the Purchaser (the "Independent Auditor"), which shall be selected as promptly as practicable, but in no event later than ten (10) days following the expiration of such fifteen (15) day period. In the event that the Sellers' Representative and the Purchaser cannot agree on the Independent Auditor within the ten (10) day period, the selection of the Independent Auditor shall be made in the following manner: the Purchaser shall, within ten (10) days after the expiration on the 10-day period set forth above, deliver to the Sellers' Representative a list of three (3) nationally recognized certified public accounting firms, together with the name of the partner at each firm who will be responsible for handling the firm's engagement from which list the Sellers' Representative shall select one (1) firm within ten
(10) days after their receipt of the Purchaser's list. The Independent Auditor shall have up to thirty (30) days after its appointment to resolve the disputes submitted to it. The fees and expenses of the Independent Auditor shall be borne
(i) fifty percent (50%) by the Sellers and (ii) fifty percent (50%) by the Purchaser. No later than five (5) days prior to the filing of such Tax Return, the Sellers' Representative shall pay the Purchaser in immediately available funds the amount of the Sellers' share of the Tax liability for the Straddle Period determined under this Section 10.3(b). Subject to the preceding sentence and Section 10.1, the Purchaser shall pay or cause to be paid all Taxes due and payable in respect of all such Straddle Period Tax Returns.

         10.4 Accounting and Tax Records. The Sellers' Representative shall provide or make available to the Purchaser all Tax Returns (and other information relating to Taxes, including all Tax work papers and files in its possession) of the Company relating to any Pre-Closing Period.

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

         10.5     Tax Cooperation.

                  (a) The Sellers' Representative, Sellers and the Purchaser agree to furnish or cause to be furnished to each other, upon request, as promptly as practicable, such information (including access to books and records) and assistance relating to the Company as is reasonably requested for the filing of any Tax Returns, for the preparation of any audit and for the prosecution or defense of any Tax Claim. Any information obtained under this
Section 10.5 shall be kept confidential except (i) as may be otherwise necessary in connection with the filing of Tax Returns or claims for refund or in conducting an audit or other proceeding or (ii) with the consent of the Sellers' Representative or the Purchaser, as the case may be.

                  (b) Notwithstanding anything to the contrary contained in this Agreement, the Sellers' Representative shall not, and the Purchaser shall not be required by the Sellers' Representative to, amend any Tax Return of or relating to the Company.

         10.6     Tax Audits.

                  (a) After the Closing, each of the Purchaser, on the one hand, and the Sellers' Representative, on the other hand ("Recipient"), shall promptly notify the other party in writing upon receipt by the Recipient or any of its affiliates (including in the case of the Purchaser, the Company, and including in the case of the Sellers' Representative, the Sellers) of any written notice of any pending or threatened audit or assessment, suit, proposed adjustment, deficiency, dispute, administrative or judicial proceeding or other similar Claim ("Tax Claim") received by the Recipient from any Tax authority or any other party with respect to Losses for which the Sellers are liable pursuant to Section 10.1; provided, however, that a failure by the Purchaser to give such notice shall not affect the Purchaser Indemnified Parties' rights to indemnification under Section 10.1 unless and solely to the extent the Sellers are materially and adversely prejudiced as a consequence of such failure.

                  (b) The Sellers' Representative may elect to control the conduct, through counsel of the Sellers' Representative own choosing and at the Sellers' joint expense and with the participation of the Purchaser, of any Tax Claim involving any asserted liability with respect to or relating to any Pre-Closing Period Tax Return. If the Sellers' Representative desires to elect to control any such Tax Claim, the Sellers' Representative shall within ten (10) calendar days of receipt of the notice of asserted Tax liability notify the Purchaser in writing of its intent to do so. If the Sellers' Representative properly elects to control such Tax Claim, then the Sellers' Representative shall have all rights to settle, compromise and/or concede such asserted liability and the Purchaser shall reasonably cooperate and shall cause the Company to reasonably cooperate; provided, however, that the Sellers' Representative shall not settle, compromise, become a party to a judicial proceeding and/or concede such asserted liability (i) without the consent of the Purchaser, not to be unreasonably withheld or delayed, or (ii) if such settlement, compromise or concession could increase the Tax liability of any of the Purchaser (or any of its

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

affiliates) or the Company for any other taxable period, without the consent of the Purchaser. If the Sellers' Representative does not elect to control a Tax Claim for a Pre-Closing Period pursuant to this Section 10.6(b) (or, after assuming control, the Sellers' Representative fails to reasonably defend against such Tax Claim), the Purchaser or the Company may, without affecting its or any other Purchaser Indemnified Party's rights to indemnification under this Article 10, assume and control the defense of such Tax Claim with participation by the Sellers' Representative (at the Sellers' joint expense); provided, however, that the Purchaser may not settle or compromise such Tax Claim without the consent of the Sellers' Representative, which consent shall not be unreasonably withheld or delayed.

                  (c) With respect to any Tax Claim that involves any Straddle Period, the Purchaser shall control the conduct of any such Tax Claim, through counsel of the Purchaser's own choosing at the Purchaser's Expense and the Purchaser shall have all rights to settle, compromise and/or concede such Tax Claim.


         10.7 Transfer Taxes. The Purchaser will pay or cause to be paid any sales, use, real property transfer, real property gains, transfer, stamp, registration, documentary, recording or similar Taxes, if any, together with any interest thereon, penalties, fines, costs, fees, additions to tax or additional amounts with respect thereto (collectively, "Transfer Taxes") incurred in connection with the transactions contemplated hereby. The Purchaser will be responsible for preparing and timely filing (and the Sellers' Representative will cooperate with the Purchaser at the Purchaser's expense in preparing and filing) any Tax Returns required with respect to any such Transfer Taxes.

         10.8 Tax Sharing Agreements. As of the Closing, all Tax Sharing Agreements, with respect to or involving the Company shall be terminated as of the Closing Date and, after the Closing Date, the Company shall not have any further rights or obligations under any such Tax Sharing Agreements, and the Company shall have no liability imposed on it under section 1.1502-6 of the Treasury Regulations (and corresponding provisions of state, local and foreign
Law) for any taxable period when the Company was a member of a consolidated, combined or unitary group other than with the Purchaser.

         10.9 Payments. Except as provided in this Article 10, any amounts owed by any party to any other party under this Article 10 shall be paid in cash within five (5) days' notice from such other party. Any amounts that are not paid within such five (5) day period (or as otherwise set forth herein) shall accrue interest at an annual rate of eight percent (8%) per year.

         10.10 Conflicts; Survival. Notwithstanding any other provision of this Agreement to the contrary, the obligations of the parties hereto set forth in this Article 10 shall not be subject to Article 7, except for Sections 7.1(c), 7.4(a), 7.4(c), 7.4(d), 7.4(f), 7.5 and 7.10; accordingly, the representations and warranties contained in Section 3.15 shall survive the Closing until the Expiration Date; provided, however in the event notice for indemnification under Section 10.1 hereof shall have

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

been given within the applicable survival period, the representation or warranty that is the subject of such indemnification Claim shall survive until such time as such Claim is finally resolved. In the event of a conflict between this
Article 10 and any other provision of this Agreement, this Article 10 shall govern and control; provided, however, that subject to Section 7.4(d), the aggregate liability of the Sellers for Losses or other claims for indemnification under Section 7.1(b) and Section 10.1(a) shall not exceed an aggregate amount equal to the Escrow Amount initially deposited into the escrow fund pursuant to the Escrow Agreement and the sole source for satisfying such indemnity claims shall be the Escrow Amount.

         10.11 Tax Treatment. The parties hereto agree to treat any payment made pursuant to Article 7 and this Article 10 as an adjustment to the Purchase Price for all Tax purposes. In determining the amount of Loss payable under
Section 10.1, the parties will take into account any Tax benefit or Tax actually realized or incurred, as the case may be, by an Indemnifying Party or Purchaser Indemnified Party, as the case may be, with respect to such Loss, and the calculation of Losses shall be computed net of such Tax benefit or gross of such Tax, as the case may be.

ARTICLE 11.       MISCELLANEOUS PROVISIONS.

         11.1     Successors and Assigns.

                  (a) This Agreement and all provisions hereof will be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns; provided, however, that neither this Agreement nor any right, interest, or obligation hereunder may be assigned by any party hereto without the prior written consent of the other party, except that the Purchaser may assign all or any portion of its rights, interests or obligations to one or more affiliates of the Purchaser, which assignees may thereafter assign any such rights, interests or obligations to one or more affiliates; provided, that any such assignor (including the Purchaser) shall remain liable for its obligations hereunder. It is expressly acknowledged that the provisions of Section 6.4 herein relating to noncompetition, nonsolicitation and nonacceptance may be enforced by the Company's successors and assigns.

                  (b) Notwithstanding anything to the contrary set forth herein, the Purchaser may assign its rights under Article 7 and Article 10 of this Agreement in connection with the direct or indirect sale of the outstanding capital stock of the Purchaser or the Company or the direct or indirect sale of the assets or business of the Purchaser or the Company.

         11.2 Notices. All notices, requests, consents, instructions and other communications required or permitted to be given hereunder shall be in writing and hand delivered, sent by nationally-recognized, next-day delivery service or mailed by certified or registered mail, return receipt requested, postage prepaid, addressed as set forth below or by facsimile transmission; receipt shall be deemed to occur on the date of actual receipt if delivered personally, by a nationally-recognized, next-day

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

delivery service or by registered or certified mail and six (6) hours from the time of transmission if sent by facsimile.

                  (a)      if to the Purchaser, to:

                           Chico's FAS, Inc.
                           11215 Metro Parkway
                           Fort Myers, Florida 33912
                           Attention: A. Alexander "Sandy" Rhodes, Esq.
                           Fax: 239-274-4622

                           with a copy to:

                           Skadden, Arps, Slate, Meagher & Flom LLP
                           Four Times Square
                           New York, NY 10036
                           Attention: Jeffrey W. Tindell, Esq.
                           Fax: 917-777-3380

                  (b) if to a Seller, the Sellers' Representative or the Company, to:

                           Howard Goldstein
                           c/o INVESCO Private Capital, Inc.
                           1166 Avenue of the Americas
                           New York, NY 10036
                           Fax: 212-278-9827

                           with a copy to:

                           Before October 1, 2003:
                           Venable, Baetjer, Howard & Civiletti, LLP
                           1201 New York Avenue N.W., Suite 1000
                           Washington, D.C. 20005-3917
                           Attention: Robert J. Bolger, Jr., Esq.
                           Fax: 202-962-8300

                           After October 1, 2003:
                           Venable, Baetjer, Howard & Civiletti, LLP
                           575 7th Street, N.W.
                           Washington, DC 20004-1601
                           Attention: Robert J. Bolger, Jr., Esq.
                           Fax: 202-962-8300

or such other address or persons as the parties may from time to time designate in writing in the manner provided in this Section 11.2.

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

         11.3 Interpretation. When a reference is made in this Agreement to Sections, such reference shall be to a Section of this Agreement unless otherwise indicated. Whenever the words "include," "includes" or "including" are used in this Agreement they shall be deemed to be followed by the words "without limitation." As used in this Agreement, the term "affiliate" or "affiliates" shall mean as to any person, (i) any other person which, directly or indirectly, is in control of, is controlled by, or is under common control with, such person, (ii) any corporation or organization (other than a subsidiary of such person) of which such person is an officer, general partner or managing member, or is, directly or indirectly, the beneficial owner of ten percent (10%) or more of any class of equity securities, (iii) any trust or other estate in which such person has a substantial beneficial interest or as to which such person serves as trustee or in a similar fiduciary capacity, and (iv) any relative or spouse of such person, or any relative of such spouse. The term "control" (including, with correlative meanings, the terms "controlled by" and "under common control with"), as applied to any person, means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of such person, whether through the ownership of voting securities or other ownership interest, by contract or otherwise. The table of contents is for convenience of reference only, does not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof. The words "hereof," "hereto", herein" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Unless otherwise stated, any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. As used in this Agreement, "person" shall mean any individual, corporation, partnership, limited liability company, joint venture, estate, trust, association, division, organization, labor union or entity of any kind whatsoever, including any Governmental Authority. References to a person are also to its successors and permitted assigns. As used in this Agreement, "subsidiary" of any person shall mean (a) any corporation, association, partnership, limited liability company or other business entity of which more than 50% of the total voting power of shares of capital stock or other interests (including partnership interests) entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such person, (b) any partnership of which such person is a general partner, or (c) any other person in which such person, directly or indirectly, has more than 50% of the outstanding partnership or similar ownership interests or has the power, by contract

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

or otherwise, to direct or cause the direction of the policies, management and affairs thereof.

         11.4 Entire Agreement. This Agreement, together with the Schedules and Exhibits hereto represents the entire agreement and understanding of the parties hereto with respect to the subject matter hereof and supersedes all other prior agreements, both written and oral, among the parties or any of them with respect to the subject matter hereof; provided, that the provisions of the Confidentiality Agreement between the Company and the Purchaser, dated July 2, 2003 pertaining to the use of confidential information and the nondisclosure of such information by the parties shall remain in full force and effect.

         11.5 Amendments and Waivers. This Agreement may be amended, superseded, cancelled, renewed or extended, and the terms hereof may be waived, only by a written instrument signed by the Purchaser, the Company and the Sellers' Representative or, in the case of a waiver, by the party waiving compliance or his or her representative. No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof; nor shall any waiver on the part of any party of any such right, power or privilege, nor any single or partial exercise of any such right, power or privilege, preclude any further exercise thereof or the exercise of any other such right, power or privilege.

         11.6 Severability. This Agreement shall be deemed severable and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Agreement or of any other term or provision hereof.

         11.7 Headings. The article and section headings contained in this Agreement are solely for convenience of reference and shall not affect the meaning or interpretation of this Agreement or of any term or provision hereof.

         11.8 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, except that
Section 6.4 herein shall be governed by the laws of the State of Florida, without giving effect to choice of law principles.

         11.9 Schedules and Exhibits. The Schedules and Exhibits attached hereto are a part of this Agreement as if fully set forth herein.

         11.10 No Third Party Beneficiaries. Except as expressly contemplated in this Agreement, this Agreement shall be binding upon and inure solely to the benefit of each party hereto and nothing in this Agreement is intended to confer upon any other person any rights or remedies of any nature whatsoever under or by reason of this Agreement.

         11.11 Waiver Of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY

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

AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, AND
(iii) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 11.11.

         11.12 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall be considered one and the same agreement.

         11.13 Acknowledgements. The parties hereto acknowledge and agree that (i) each party has reviewed and negotiated the terms and provisions of this Agreement and has had the opportunity to contribute to its revision, and (ii) each party has been represented by counsel in reviewing and negotiating such terms and provisions. Accordingly, the rule of construction to the effect that ambiguities are resolved against the drafting party shall not be employed in the interpretation of this Agreement. Rather, the terms of this Agreement shall be construed fairly as to both parties hereto and not in favor or against either party.

         11.14 Obligations of Each of the Sellers and the Company. Whenever this Agreement requires the Company to take any action, that requirement shall be deemed to include an undertaking on the part of the Management Sellers, the Invesco Entities and PSSRG to cause the Company to take that action.

         11.15    Sellers' Representative.

                  (a) The Sellers hereby authorize, direct and appoint Howard Goldstein to act as sole and exclusive agent, attorney-in-fact and representative of the Sellers, with full power of substitution with respect to all matters under this Agreement, including, without limitation, determining, giving and receiving notices and processes hereunder, receiving distributions of the Purchase Price and the Escrow Amount to or for the benefit of the Sellers, entering into any documents required or permitted under Article 7, contesting and settling any and all claims for indemnification pursuant to Section 7.1(b) hereof, resolving any other disputes hereunder, performing the duties expressly assigned to the Sellers' Representative hereunder and to engage and employ agents and representatives and to incur such other expenses as Sellers' Representative shall reasonably deem necessary or prudent in connection with the foregoing. The Sellers' Representative shall have the sole and exclusive right on behalf of any Seller to take any action or provide any waiver, or

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

receive any notice with respect to any claims for indemnification under Section 7.1(b) and to settle any claim or controversy arising with respect thereto. Any such actions taken, exercises of rights, power or authority, and any decision or determination made by the Sellers' Representative consistent herewith, shall be absolutely and irrevocably binding on each Seller as if such Seller personally had taken such action, exercised such rights, power or authority or made such decision or determination in such Seller's individual capacity, and no Seller shall have the right to object, dissent, protest or otherwise contest the same. Any action required to be taken by the Sellers hereunder or any action which Sellers, at their election, have the right to take hereunder, shall be taken only by the Sellers' Representative and no Seller acting on its own shall be entitled to take any such action. All deliveries and payments to be made by the Purchaser to any Seller hereunder shall be made exclusively to the Sellers' Representative on behalf of the Sellers and any delivery or payment so made to the Sellers' Representative shall constitute full performance of the obligations hereunder of the Purchaser to the Sellers. The Purchaser shall not be liable for allocation of particular deliveries and payments among the Sellers.

                  (b) The appointment of the Sellers' Representative as each Seller's attorney-in-fact revokes any power of attorney heretofore granted that authorized any other person or persons to represent such Seller with regard to this Agreement. The appointment of the Sellers' Representative as attorney-in-fact pursuant hereto is coupled with an interest and is irrevocable. The obligations of each Seller pursuant to this Agreement (i) will not be terminated by operation of law, death, mental or physical incapacity, liquidation, dissolution, bankruptcy, insolvency or similar event with respect to such Seller or any proceeding in connection therewith, or in the case of a trust, by the death of any trustee or trustees or the termination of such trust, or any other event, and (ii) shall survive the delivery of an assignment by any Seller of the whole or any fraction of its interest in any payment due to it under this Agreement.

                  (c) Howard Goldstein hereby accepts the foregoing appointment and agrees to serve as Sellers' Representative, subject to the provisions hereof, for the period of time from and after the date hereof without compensation except for the reimbursement from Sellers of reasonable out of pocket expenses incurred by Sellers' Representative in his capacity as such.

                  (d) Notwithstanding anything to the contrary in this Agreement, with respect to the power and authority granted to Sellers' Representative, the Sellers' Representative hereby agrees that he shall have no authority with respect to (a) claims for indemnification for which an individual Seller is solely responsible under Section 7.1(a) and (b) settlement of any claim which is not in accordance with the Sellers' Indemnification Percentages or settlement of any claim which could cause any Seller to be liable for more than such Sellers' Indemnification Percentage.

                  (e) Each Seller hereby waives all potential conflicts of interest arising out of the Sellers' Representative's activities or authority as Sellers' Representative and his relationships with the Company (whether before or after the

Closing), whether as an employee, consultant, agent, director, officer, stockholder or other representative of the Company.

                  (f) On the Closing Date, the Purchaser shall wire the Indemnification Expense Cash to the Sellers' Escrow Account. The Indemnification Expense Cash shall be held by the Sellers' Representative in escrow in the Sellers' Escrow Account as a source of funds for the payment of expenses, including legal and out-of-pocket expenses, incurred in connection with the prosecution, defense, settlement or negotiation of any claim for indemnification hereunder, or any disputes relating thereto, brought by or against the Sellers' Representative in accordance with Article 7. In the event any funds remain in the Sellers' Escrow Account at the end of the period ending on the last day of the twelfth month after the Closing Date, the Sellers' Representative shall disburse such amounts from escrow to the Sellers in accordance with their respective Indemnification Percentages, unless there are unresolved claims for indemnification outstanding on such date, in which case appropriate funds shall be held until such claims are resolved or finally determined; and, further, to the extent any funds remain in the Sellers' Escrow Account upon resolution of such outstanding claims, such funds shall be disbursed to the Sellers in accordance with their respective Indemnification Percentages. In the event that the Sellers' Escrow Account is insufficient to cover the payment of the Sellers' Representative's expenses, the Sellers shall, severally in proportion to their respective Indemnification Percentages, pay or reimburse the Sellers' Representative for such expenses incurred by Sellers' Representative in such capacity. Furthermore, in the event that the Sellers' Escrow Account is insufficient to cover the payment of the Sellers' Representative's expenses, upon request of the Sellers' Representative, the Sellers shall advance reasonable out of pocket expenses to the Sellers' Representative severally in proportion to their respective Indemnification Percentages. Neither the Sellers nor the Sellers' Representative will make a claim against the Purchaser or any of its affiliates for any fees or expenses incurred by the Sellers' Representative. The Sellers shall, severally in proportion to their respective Indemnification Percentages, further indemnify the Sellers' Representative against any Losses arising out of actions taken or omitted to be taken in his capacity as the Sellers' Representative (except in the case of gross negligence or willful misconduct by the Sellers' Representative of this Agreement), including the reasonable costs and expenses of investigation and defense of claims not otherwise covered by the Indemnification Expense Cash. In the event that the Sellers' Representative shall have incurred any loss for which he is entitled to indemnification by the Sellers and is not otherwise reimbursed, the Sellers' Representative may deduct the amount of such loss from the proceeds of the Escrow Fund otherwise distributable to the Sellers (if any) on the date that the Escrow Fund is to be released to the Sellers.

                  (g) Notwithstanding anything to the contrary contained in this Agreement, the Sellers' Representative shall have no liabilities, duties or responsibilities except those expressly set forth herein and therein, and no implied covenants, functions, responsibilities, duties, obligations or liabilities on behalf of any Seller shall otherwise exist against the Sellers' Representative. Howard Goldstein shall not, by virtue of acting as Sellers' Representative or any of its actions taken in such capacity, be deemed to have assumed any liability or become responsible for any obligation of any Seller. The Sellers' Representative will not be liable to any Seller, the Company or Purchaser with respect to actions taken or omitted to be taken in his capacity as a Sellers' Representative (except in the case of gross negligence or willful misconduct by the Sellers' Representative of this Agreement).

                  (h) The Sellers' Representative may resign at any time by giving written notice of resignation, at least 60 days prior to the effectiveness of such resignation, to the Purchaser and the Sellers, and the Sellers' Representative may be removed at any time with or without cause by the approval of a majority in interest (based on the aggregate number of shares of the Company's voting stock held by the Sellers on the Closing Date) of the Sellers (the "Approving Holders"). Upon any such resignation or removal, such Approving Holders shall select a successor Sellers' Representative, which successor shall be approved by the Approving Holders. In the case of a resigning Sellers' Representative, if no successor Sellers' Representative shall have been so appointed by the Approving Holders and shall have accepted such appointment (effective upon the date of resignation of the resigning Sellers' Representative), within 45 days after the resigning Sellers' Representative's giving of notice of resignation, the resigning Sellers' Representative (or the Purchaser if the resigning Sellers' Representative does not act) may, on behalf of the Approving Holders, appoint a successor Sellers' Representative. Upon the acceptance of any appointment as Sellers' Representative thereunder by a successor Sellers' Representative, such successor Sellers' Representative shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the resigning Sellers' Representative, and the resigning Sellers' Representative shall be discharged from its duties and obligations as Sellers' Representative under this Agreement. After any resigning Sellers' Representative's resignation or removal hereunder as Sellers' Representative, the provisions of this Section 11.15 shall inure to his benefit as to any actions taken or omitted to be taken by it while it was Sellers' Representative. Any successor Sellers' Representative shall by means of execution of a counterpart hereof be bound by the terms of this Agreement applicable to the Sellers' Representative.

                  (i) The provisions of this Section 11.15 shall in no way impose any obligations on the Purchaser. In particular, notwithstanding any notice received by the Purchaser to the contrary (except any notice of the appointment of a successor Sellers' Representative approved by the Purchaser) and absent bad faith or willful misconduct, the Purchaser (i) shall be fully protected in relying upon and shall be entitled to rely upon, shall have no liability to the Sellers with respect to, actions, decisions and determinations of the Sellers' Representative and (ii) shall be entitled to assume that all actions, decisions and determinations of the Sellers' Representative are fully authorized by all of the Sellers.

                  (j) The Sellers' Representative shall not be liable to any of the Sellers or any of their respective affiliates for any decisions made or actions taken by the Sellers' Representative in good faith and believed by him to be authorized by, or within the rights or powers conferred upon him by, this Agreement and may consult with counsel of his own choice.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

                                    CHICO'S FAS, INC.
                                    By: /s/ Scott A. Edmonds
                                        --------------------------------------
                                    Name: Scott A. Edmonds
                                    Title: President, Chief Operating Officer

                                    THE WHITE HOUSE, INC.
                                    By: /s/ Richard Sarmiento
                                        --------------------------------------
                                    Name: Richard Sarmiento
                                    Title: Chairman, President and Chief
                                    Executive
                                            Officer

                                    THE SELLERS:

                                    RICHARD SARMIENTO

                                    /s/ Richard Sarmiento
                                    ------------------------------------------
                                    Name: Richard Sarmiento

                                    PATRICIA DARROW-SMITH

                                    /s/ Patricia Darrow-Smith
                                        --------------------------------------
                                    Name: Patricia Darrow-Smith

                                    F. MICHAEL SMITH

                                    /s/ F. Michael Smith
                                    ------------------------------------------
                                    Name: F. Michael Smith

                                    MERRILL LYNCH PIERCE FENNER & SMITH (HELD
                                    FOR THE BENEFIT OF MARTIN BERNHOLZ)

                                    /s/ Martin Bernholz
                                    ------------------------------------------
                                    Name: Martin Bernholz

                                    ANNE BERNHOLZ

                                    /s/ Anne Bernholz
                                    ------------------------------------------
                                    Name: Anne Bernholz

                                    ERIC RYAN

                                    /s/ Eric Ryan
                                    ------------------------------------------
                                    Name: Eric Ryan

                                    RODERICK RYAN

                                    /s/ Roderick Ryan
                                    ------------------------------------------
                                    Name: Roderick Ryan

                                    CRAIG FOLEY

                                    /s/ Craig Foley
                                    ------------------------------------------
                                    Name: Craig Foley

                                    DONNA V. FORD

                                    /s/ Donna V. Ford
                                    ------------------------------------------
                                    Name: Donna V. Ford

                                    AYMAN SABI

                                    /s/ Ayman Sabi
                                    ------------------------------------------
                                    Name: Ayman Sabi

                                    NICK KAHOOK

                                    /s/ Nick Kahook
                                    ------------------------------------------
                                    Name: Nick Kahook

                                    PATRICIA AXELROD

                                    /s/ Patricia Axelrod
                                    ------------------------------------------
                                    Name: Patricia Axelrod

                                    TRACY SMITH

                                    /s/ Tracy Smith
                                    ------------------------------------------
                                    Name: Tracy Smith

                                    HAGEN CHOI
                                    /s/ Hagen Choi
                                    ------------------------------------------
                                    Name: Hagen Choi

                                    STEPHEN L. HIRSCH
                                    /s/ Stephen L. Hirsch
                                    ------------------------------------------
                                    Name: Stephen L. Hirsch

                                    PATRICIA A. THOMAN
                                    /s/ Patricia A. Thoman
                                    ------------------------------------------
                                    Name: Patricia A. Thoman

                                    JOHN ROESSLER
                                    /s/ John Roessler
                                    ------------------------------------------
                                    Name: John Roessler

                                    SHELDON FOX

                                    /s/ Sheldon Fox
                                    ------------------------------------------
                                    Name: Sheldon Fox

                                    STEVE RUCK

                                    /s/ Steve Ruck
                                    ------------------------------------------
                                    Name: Steve Ruck

                                    SHELLEY SARMIENTO

                                    /s/ Shelley Sarmiento
                                    ------------------------------------------
                                    Name: Shelley Sarmiento

                                    SOPHIE SARMIENTO(RICHARD SARMIENTO
                                    CUSTODIAN)

                                    /s/ Richard Sarmiento
                                    ------------------------------------------
                                    Name: Richard Sarmiento,
                                      Custodian for Sophie Sarmiento under \\
                                      the Uniform Transfers to Minors Act

                                    IVY SARMIENTO (RICHARD SARMIENTO CUSTODIAN)

                                    /s/ Richard Sarmiento
                                    ------------------------------------------
                                    Name: Richard Sarmiento,
                                      Custodian for Ivy Sarmiento under the
                                      Uniform Transfers to Minors Act

                                    ROBERT F. SARMIENTO

                                    /s/ Robert F. Sarmiento
                                    ------------------------------------------
                                    Name: Robert F. Sarmiento

                                    SUE E. SARMIENTO
                                    /s/ Sue E. Sarmiento
                                    ------------------------------------------
                                    Name: Sue E. Sarmiento

                                    LAURA A. SARMIENTO

                                    /s/ Laura A. Sarmiento
                                    ------------------------------------------
                                    Name: Laura A. Sarmiento

                                    KEVIN E. SARMIENTO (ROBERT F. SARMIENTO
                                    CUSTODIAN)

                                    /s/ Robert F. Sarmiento
                                    ------------------------------------------
                                    Name: Robert F. Sarmiento,
                                      Custodian for Kevin E. Sarmiento under the
                                      Uniform Transfers to Minors Act

                                    ROBERT A. SARMIENTO

                                    /s/ Robert A. Sarmiento
                                    ------------------------------------------
                                    Name: Robert A. Sarmiento

                                    ERIC R. SARMIENTO

                                    /s/ Eric R. Sarmiento
                                    ------------------------------------------
                                    Name: Eric R. Sarmiento

                                    ADAM R. SARMIENTO

                                    /s/ Adam R. Sarmiento
                                    ------------------------------------------
                                    Name: Adam R. Sarmiento

                                    DOUGLAS M. SARMIENTO
                                    /s/ Douglas M. Sarmiento
                                    ------------------------------------------
                                    Name: Douglas M. Sarmiento

                                    MARJORIE SARMIENTO

                                    /s/ Marjorie Sarmiento
                                    ------------------------------------------
                                    Name: Marjorie Sarmiento

                                    JESSAMYN SARMIENTO
                                    /s/ Jessamyn Sarmiento
                                    ------------------------------------------
                                    Name: Jessamyn Sarmiento

                                    ISABELLA MAE JACOBSEN SARMIENTO (JESSAMYN
                                    SARMIENTO CUSTODIAN)

                                    /s/ Jessamyn Sarmiento
                                    ------------------------------------------
                                    Name: Jessamyn Sarmiento, Custodian for
                                               Isabella Mae Jacobsen Sarmiento
                                    under
                                               the Uniform Transfers to Minors
                                    Act

                                     MARCEL SARMIENTO

                                      /s/ Marcel Sarmiento
                                     ----------------------------
                                     Name: Marcel Sarmiento

                                     CATHERINE ANN TENGWALL

                                      /s/ Catherine Ann Tengwall
                                     ----------------------------
                                     Name: Catherine Ann Tengwall

                                     MICHAEL P. DARROW

                                      /s/ Michael P. Darrow
                                     ----------------------------
                                     Name: Michael P. Darrow

                                     MARK F. DARROW

                                      /s/ Mark F. Darrow
                                     ----------------------------
                                     Name: Mark F. Darrow

                                     DEBORAH D. SATORIUS

                                      /s/ Deborah D. Satorius
                                     ----------------------------
                                     Name: Deborah D. Satorius

                                     ANGELA DARROW LUCENTE

                                      /s/ Angela Darrow Lucente
                                     ----------------------------
                                     Name: Angela Darrow Lucente

                                     PHILLIPS-SMITH SPECIALTY
                                     RETAIL GROUP III, L.P.

                                     By: /s/ G. Michael Machens
                                        -------------------------
                                     Name: G. Michael Machens
                                     Title: General Partner

                                     CHANCELLOR PRIVATE CAPITAL
                                     PARTNERS III, L.P.
                                     By: CPCP Associates, L.P., its General
                                     Partner
                                     By: INVESCO Private Capital Investments,
                                     Inc., its General Partner

                                     By: /s/ Howard Goldstein
                                        -------------------------
                                     Name: Howard Goldstein
                                     Title: Managing Director

                                     CITIVENTURE 96 PARTNERSHIP, L.P.
                                     By: INVESCO Private Capital, Inc., its full
                                     discretion investment advisor

                                     By: /s/ Howard Goldstein
                                        -------------------------
                                     Name: Howard Goldstein
                                     Title: Managing Director

                                     CHANCELLOR PRIVATE CAPITAL
                                     OFFSHORE PARTNERS II, L.P.
                                     By: CPCO Associates, L.P., its Investment
                                     General Partner
                                     By: INVESCO Private Capital Investments,
                                     Inc., its General Partner

                                     By: /s/ Howard Goldstein
                                        -------------------------
                                     Name: Howard Goldstein
                                     Title: Managing Director

                                     CHANCELLOR PRIVATE CAPITAL
                                     OFFSHORE PARTNERS I, C.V.
                                     By: Chancellor KME IV Partner, L.P., its
                                     Investment General Partner
                                     By: INVESCO Private Capital Investments,
                                     Inc., its General Partner

                                     By: /s/ Howard Goldstein
                                        -------------------------
                                     Name: Howard Goldstein
                                     Title: Managing Director

                                        SELLERS' REPRESENTATIVE
                                     By: /s/ Howard Goldstein
                                        -------------------------
                                     Name: Howard Goldstein
                                     Title: Sellers' Representative